UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

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S&T Bancorp, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TO THE SHAREHOLDERS OF S&T BANCORP, INC.:

Success comes from knowing who you are, what you do best, and doing it consistently while always remaining open to opportunities to grow and improve. Easy to say, not always easy to do, but that’s exactly what our team at S&T Bancorp accomplished once again in 2015. In fact, we finished the year with $67.1 million in net income, a new record for our bank.

As always, we attribute our performance to traditional, long-held practices of good core banking, focused on placing people first. We know who we are - we build relationships one customer at a time.

Loan and deposit growth remains our primary focus, while also carefully controlling operating and credit expenses. The ongoing low-interest rate environment remains a challenge for expanding our net interest income, but our steady organic growth helps to mitigate the impact. We know what we do best, and we do it consistently.

Expansion into markets in southcentral Pennsylvania, northeast and central Ohio, and western New York State, bolstered by branch upgrades in our core western Pennsylvania footprint, provide opportunities to extend the S&T brand and grow business in new ways. We evaluate and act upon suitable opportunities to grow profitably and enhance shareholder value.

So, driven by strong organic growth, combined with the successful merger with Integrity Bancshares, the expansion of loan production offices (LPO), and the installation of new technology-enhanced Innovation Centers, we have been able once again to offer healthy returns to our shareholders in 2015. It remains our formula for success.

2015 Financials

Here are some of the financial highlights from 2015:

•	Net income increased $9.2 million, or 16 percent, to a record $67.1 million, or $1.98 per diluted share, compared to $57.9 million, or $1.95 per diluted share for 2014.

•	For 2015, return on average assets was 1.13 percent; return on average equity was 8.94 percent; and return on tangible equity was 14.39 percent.

•	Net interest income increased $39.5 million, or 27 percent, to $187.6 million compared to $148.0 million in 2014, driven primarily by loan growth of $1.2 billion.

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We remain focused on running our business efficiently. During 2015, we had positive operating leverage with total revenue growth of $44.2 million, or 23 percent, while operating expenses increased $19.5 million, or 17 percent, compared to 2014.

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•	Net interest margin, on a fully taxable-equivalent, or FTE, basis, increased to 3.56 percent in 2015 compared to 3.50 percent for 2014.

•	Total shareholders’ equity was $792.2 million as of December 31, 2015, an increase of $183.8 million, or 30 percent, compared to the end of 2014.

•	Lastly, the Board of Directors declared dividends of $0.73 per share during 2015, a 7.4 percent increase from the 2014 declared dividends per share of $0.68.

2015 Highlights

In March 2015, Integrity Bancshares became part of S&T, which expanded our geographic footprint into southcentral Pennsylvania with eight branches in Cumberland, Dauphin, Lancaster, and York Counties. Integrating the Integrity organization into ours not only gave us access to attractive new geographic markets, but it also provided a natural continuation and extension of the S&T approach to personalized banking. We discovered that we share similar philosophies and began witnessing the benefits immediately in solid loan production, customers who value access to knowledgeable bankers, and employees who mirror our people-first attitude with those customers.

Commercial banking - including the corporate and business banking segments - established itself once more in 2015 as a clear competitive differentiator, with loan production totaling $1.3 billion, attributable to a seasoned team of bankers who consistently excel in building strong and longstanding relationships with customers.

Our organic growth strategy in 2015 also manifested itself in new geographic markets beyond Pennsylvania, as we expanded Commercial lending operations with an LPO in Rochester, NY, to serve the western region of New York State. This office joins our other LPOs in Akron and Columbus, Ohio.

A number of significant developments occurred within our Retail segment, all of which helped to create another strong year. We introduced an exciting new concept this year, with the opening of two new Branch Innovation Centers - one in Indiana, PA (Indian Springs) and the other in suburban Pittsburgh (McCandless Crossings). These centers demonstrate our belief that one-to-one personalized banking services can be blended successfully with advanced technology, to create a more comprehensive and convenient delivery platform.

For example, both Branch Innovation Centers feature a “Tech Bar” where customers can use tablets and in-branch wi-fi to perform routine banking services, along with a series of “pods” to sit with bank representatives to discuss products, services, and any other areas of interest. Our philosophy regarding technology has not changed. We see it as a valuable tool - not an end unto itself, but always in the service of our customers.

The Wealth Management business had assets under management of $2.1 billion, providing brokerage and various trust services, along with serving as a registered investment advisor for private investment accounts. Our Insurance group had a solid year of new business generation in 2015, along with very high customer retention.

It’s important to state, however, that all of the results referenced in this letter happen only because of our people. We enjoy a number of admirable qualities across this organization, but the most striking - and

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the most crucial - remains the fact that S&T attracts and retains great bankers. I believe the truth and power of that statement extends from our Board and senior leadership team through every level, every location, and every individual who personifies our brand every day.

Part of what makes our team so valuable and valued can be seen in how we support our communities. From programs that promote and celebrate financial education - like Teach Children to Save, Get Smart About Credit, the Smart Start Scholarship, and My School-My Award - to holiday programs like Deck the Halls with S&T Bank - we donated nearly $1 million to various charitable and community organizations across our markets in 2015. But just as important, our employees have volunteered untold hours to help create a better quality of life in the communities we call home.

Everything we do for our customers led S&T to be selected as a 2015 Bank & Thrift Sm-All Star by Sandler O'Neill + Partners in its annual list of top-performing small-cap banks and thrifts across the nation. As one of only 34 banks in the country (from a pool of 435), our selection for the 2015 listing would be honor enough. But what makes this year’s recognition even more remarkable is the fact that 2015 makes it the third consecutive year - and the fourth year overall - that Sandler O'Neill + Partners has placed us on its prestigious list, making us one of only five banks to earn this even more exclusive distinction.

I firmly believe this award stands as a testament to our people who are committed to providing strong relationship banking experiences for our customers while simultaneously carrying out our bank strategy. In much the same light, I wanted to acknowledge our Board of Directors for its staunch support and invaluable guidance, even as we mourn the loss of Fred Morelli, who served on the Board for three years prior to his passing. His wisdom and contributions to our organization will be missed.

Most of all, I join with the appreciation and gratitude of every member of our S&T team for your ongoing belief as shareholders in our formula for success - knowing who we are, consistently doing what we do best, and seizing opportunities to grow and improve. We pledge to continue on this path, with the intent of providing you with long-term value for your investment in us.

Sincerely,
Todd D. Brice
President and Chief Executive Officer

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S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, Pennsylvania 15701
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 16, 2016
To the Shareholders of
S&T Bancorp, Inc.:
Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on May 16, 2016, at 10:00 a.m. Eastern Time, at the S&T Support Center, located at Indiana West Plaza, 2416 Philadelphia Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1.	The election of fourteen directors to serve a one-year term until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2016;

3.	To approve a non-binding advisory proposal on the compensation of S&T’s executive officers; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 28, 2016 are entitled to notice of and to vote at such meeting or any adjournment thereof.
By Order of the Board of Directors,

Ernest J. Draganza Secretary
Indiana, Pennsylvania
April 6, 2016
IMPORTANT
YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2016 AND FOR THE NON-BINDING ADVISORY PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2016
The Securities and Exchange Commission (the “SEC”) adopted the Notice and Access rule, whereby corporate issuers must make proxy materials available on a public website, and may choose to send a Notice of Internet Availability of Proxy Materials (“Notice”) in place of the complete proxy package. For our 2016 Annual Meeting, to save significant printing and mailing expenses, S&T mailed a Notice to all shareholders, who had not previously elected to receive their proxy materials through the mail, to inform them of the electronic availability of the proxy materials 40 days in advance of the Annual Meeting.
S&T’s Proxy Statement for the 2016 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 in a combined document are available at http://proxyvote.com.
IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”
S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Operations Center at 6201 15th Avenue, Brooklyn, NY 11219. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.
Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”
For our 2017 Annual Meeting, you can help us save significant printing and mailing expenses by consenting to access our proxy materials and annual report electronically via the Internet. If you hold your shares in your own name (instead of “street name” through a bank, broker or other nominee), you can choose this option by following the prompts for consenting to electronic access, if voting by telephone, or by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for the 2016 Annual Meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s annual meeting you will receive notification when the proxy materials and annual report are available for on-line review via the Internet, as well as the instructions for voting electronically via the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to AST at the Operations Center at 6201 15th Avenue, Brooklyn, NY 11219. If you hold your shares in “street name” through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically via the Internet.

S&T BANCORP, INC.
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2016
INTRODUCTION
This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). This Proxy Statement is being mailed to shareholders on or about April 6, 2016.
At the Annual Meeting, shareholders of S&T will be asked to elect fourteen directors of S&T to serve a one-year term, to approve the ratification of the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2016 and to approve a non-binding advisory proposal on the compensation of S&T’s executive officers.
All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION
Date, Time and Place
The Annual Meeting will be held on May 16, 2016, at 10:00 a.m. Eastern Time at the S&T Support Center, located at Indiana West Plaza, 2416 Philadelphia Street, Indiana, Pennsylvania 15701.
Record Date, Voting Rights
The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of the Common Stock at the close of business on March 28, 2016 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,001 record holders of the Common Stock and 34,810,374 shares of Common Stock outstanding as of the Record Date.
A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares of Common Stock. Abstentions are counted for purposes of determining the presence or the absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Brokers and banks have discretionary authority to vote shares in absence of instructions considered “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters, such as the election of directors and the advisory vote on the approval of executive compensation. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.
The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the fourteen nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. The ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2016 and the approval of the non-binding advisory proposal on the compensation of S&T’s executive officers require the affirmative vote of a majority of the votes cast at the Annual Meeting on the item to be approved.
Voting and Revocation of Proxies
If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” the ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2016. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.
The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.
Solicitation of Proxies
The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T has engaged D.F. King & Co., Inc. to help solicit proxies for the Annual Meeting, and will pay D.F. King & Co., Inc. $7,000, plus its out-of-pocket expenses, for the solicitation of proxies. S&T may also solicit proxies personally or by telephone, through its directors, officers and regular employees. S&T also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.
Internet Availability of Proxy Materials
S&T’s Proxy Statement for the 2016 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available at http://proxyvote.com.

BENEFICIAL OWNERS OF S&T COMMON STOCK
Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of Common Stock as of December 31, 2015, and S&T has relied solely on information provided in the public filings made by the holders below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock Inc.	3,519,959	(1)	10.10%
	55 East 52nd Street
	New York, NY 10022
Common Stock	The Vanguard Group, Inc.	2,688,745	(2)	7.72%
	100 Vanguard Blvd.
	Malvern, PA 19355

(1) According to its Schedule 13G/A filed with the SEC on January 8, 2016, BlackRock, Inc. has sole dispositive power of 3,519,959 shares and sole voting power of 3,436,308 shares. The percentage of ownership is calculated as of the filing date of the Schedule 13G/A.
(2) According to its Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group, Inc. has sole dispositive power for 2,644,299 shares and shared dispositive power for 44,446 shares. The number of shares Vanguard Group, Inc. has sole power to vote or direct to vote is 42,946 and shared power to vote or direct to vote is 3,600. The percentage of ownership is calculated as of the filing date of the Schedule 13G/A.
S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS
The following table sets forth, as of March 28, 2016, the amount and percentage of Common Stock beneficially owned by each director, each nominee for director and each of the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power of all shares of Common Stock. The business address of each of S&T’s directors and officers is 800 Philadelphia Street, Indiana, Pennsylvania 15701.

Name	Shares of Common Stock Beneficially Owned (1)	Percent Owned
David G. Antolik	31,141	*
Todd D. Brice	101,948	*
John J. Delaney	72,216	*
Michael J. Donnelly	27,102	*
Ernest J. Draganza	31,078	*
William J. Gatti	26,221	*
James T. Gibson	405,410	1.16
Jeffrey D. Grube	22,571	*
Jerry D. Hostetter	15,003	*
Frank W. Jones	26,651	*
Mark Kochvar	48,542	*
David L. Krieger	18,046	*
James C. Miller	64,738	*
Frank J. Palermo, Jr.	14,990	*
David P. Ruddock	44,909	*
Christine J. Toretti	22,730	*
Charles G. Urtin	25,512	*
Steven J. Weingarten	81,502	*
All current directors and executive officers as a group (23 persons)	1,151,683	3.31

(1) May include shares held by spouse, other family members, as trustee or through a corporation. Mr. Brice disclaims beneficial ownership of 1,475 shares that are directly owned by his spouse and 4,776 shares that are directly owned by his daughters. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Gibson disclaims beneficial ownership of 4,125 shares directly owned by his spouse.
* Less than 1% of the outstanding Common Stock.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s Common Stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act.
Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed in a timely manner, except for a late Form 4 for Mr. William Poole. The transaction occurred while Mr. Poole was an officer of S&T. The late filing was inadvertent.

PROPOSAL 1—ELECTION OF DIRECTORS
General
The By-laws of S&T provide that the number of directors constituting the S&T Board will consist of not less than nine (9) nor more than seventeen (17), with the exact number to be fixed and determined from time to time by resolution of a majority of the S&T Board. Following the death of Fred J. Morelli in December 2015, the S&T Board fixed the number of directors at fourteen (14).
The nominees were each recommended by our Nominating and Corporate Governance Committee (the “Nominating Committee”) to the S&T Board. Each director nominee will serve a one-year term. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the S&T Board. There are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer, except that Director Delaney’s son is married to Director and CEO Brice’s sister. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.
Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the S&T Board and each board committee of which he or she is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the S&T Board’s experience in working with their fellow directors. The S&T Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the S&T Board as well as their industry knowledge, judgment and leadership capabilities. The Nominating Committee continually assesses the tenure and diversity of the S&T Board and seeks opportunities, within the constraint of the size of the S&T Board, to include a mix of directors with S&T Board experience and with fresh perspectives. After the addition of Messrs. Morelli and Palermo to the S&T Board in 2013, the acquisition of Integrity Bancshares, Inc. ("Integrity") in 2015 offered the Nominating Committee the opportunity to add three additional new directors to the S&T Board to further diversify the S&T Board’s industry knowledge, judgment and leadership capabilities.
Director Nominees to be Elected at the 2016 Annual Meeting:
Todd D. Brice, 53, has served as a director of S&T since 2005. Mr. Brice has been President and Chief Executive Officer of S&T and S&T Bank since 2008 and was formerly President and Chief Operating Officer of S&T and S&T Bank from 2004 until 2008 and Executive Vice President of Commercial Lending at S&T and S&T Bank from 2002 until 2004. With 30 years of banking experience, including 14 years of senior management experience at S&T, we believe that Mr. Brice’s deep industry knowledge and his expertise in our operations, commercial lending and corporate strategy provides the S&T Board with significant insight across a broad range of issues critical to our business. As our Chief Executive Officer, Mr. Brice provides unique insight to the S&T Board regarding our day-to-day operations, customer information, competitive intelligence, general trends in national and local banking and issues regarding our financial results.
John J. Delaney, 74, has served as a director of S&T since 1987 and is a member of the Compensation and Benefits Committee (the "Compensation Committee") and the Nominating Committee. Mr. Delaney has been the president of Delaney Chevrolet, Inc. since 1971 and president of Riehle Chevrolet, Inc. d/b/a Star Chevrolet, Nissan, Volvo since 1983. We believe that Mr. Delaney’s 44 years of experience in the retail auto industry provides the S&T Board with important experience regarding consumer lending and loan risk management. Mr. Delaney’s extensive board experience during his career, including his service as a director on the board of the Indiana Chamber of Commerce, the Indiana Industrial Development Authority and the Indiana County Airport Authority Board, affords him valuable insight into the local business community. Mr. Delaney’s management experience and board service, along with his deep experience as a long-standing member of the S&T Board, also qualify him to serve on our Compensation Committee and our Nominating Committee. We also believe that Mr. Delaney’s experience operating a series of auto dealerships provides the Compensation Committee with experience regarding motivating our executive team through our various compensation plans and policies.
Michael J. Donnelly, 58, has served as a director of S&T since 2001 and is a member of the Compensation and Benefits Committee and the Nominating Committee. Mr. Donnelly has been president of Indiana Printing and Publishing Company, Inc. since 1993. We believe that Mr. Donnelly’s deep experience in managing and operating a local business provides the S&T Board with valuable insight into the issues addressing our local corporate and consumer borrowers. Mr. Donnelly has spent over 26 years working with the Indiana County Chamber of Commerce and the Indiana County Development Corporation in retaining and attracting many businesses in the Indiana, PA area. Mr. Donnelly’s experience in developing appropriate compensation for the executives and senior management of his company qualifies him to serve on our Compensation Committee, and his experience on the S&T Board provides him with a solid background for service on our Nominating Committee.
William J. Gatti, 74, has served as a director of S&T since 1993. Mr. Gatti is the owner of Gatti Medical Supply, Inc., a medical distribution company, and has served as the chief executive officer of Gatti LTC Pharmacy, a long term care provider since 2008. Mr. Gatti was the founder and former chief executive officer and chairman of Millennium Pharmacy Systems, Inc., a long term care provider, from 2003 until 2008. Mr. Gatti is also the founder and acting CEO of RxHealth Connect LLC, a medication management services company. Mr. Gatti was also the owner and operator of Gatti Retail Pharmacy. We believe that Mr. Gatti’s experience in the medical industry offers valuable perspective and significant expertise to the S&T Board, and provides the S&T Board with a strategic outlook and management experience into operations and lending opportunities in the medical and medical care industries.
James T. Gibson, 60, has served as a director of S&T since March 2015. Mr. Gibson served as chairman, president and chief executive officer of Integrity since its inception in June 2003 until it was acquired by S&T in March 2015, and served as president and chief executive officer of Integrity Bank, a role he also held since its inception in June 2003 until it was merged into S&T Bank in May 2015. Previously, Mr. Gibson served as president and chief executive officer of Commerce Bank/Harrisburg from 1988 to 2002.We believe that Mr. Gibson’s more than 37 years of banking experience and detailed knowledge about the development and operations of Integrity Bank qualify him to serve on our Board. Mr. Gibson assisted the S&T Board with transition and integration issues following the acquisition of Integrity in 2015.
Jeffrey D. Grube, 62, has served as a director of S&T since 1997 and is Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Grube has served as President of B.F.G. Electroplating and Manufacturing Company as well as B.F.G. Manufacturing Service, Inc. since 1990. Mr. Grube’s career as an executive in the manufacturing industry includes financial and engineering experience. Mr. Grube’s extensive experience working with small and medium-sized businesses provides the S&T Board with valuable experience regarding potential borrowers and customers, customer relations, lending issues and credit risk. Mr. Grube also served as a director on the board of a privately held company that supplies compliance products for lending solutions. Mr. Grube’s executive and board experience in the manufacturing sector and experience with financial institutions allow him to bring relevant insight regarding regulatory and financial compliance issues to the S&T Board, including the Audit Committee and the Compensation Committee.
Jerry D. Hostetter, 54, has served as a director of S&T since March 2015 and is a member of the Audit Committee and the Compensation Committee. Mr. Hostetter has served as a partner at Prestige Investment Group since its founding in 2012. Prior to that, Mr. Hostetter was the Vice President of Fund Development and Legislative Affairs of Ephrata Community Hospital from 2008 through 2011. Mr. Hostetter previously served on the board of Integrity from 2011 until it was acquired by S&T in March 2015. We believe that Mr. Hostetter’s experience in the Pennsylvania business community and knowledge gained from his service as a director of Integrity qualify him to serve on the S&T Board and on the Audit Committee and Compensation Committee.
Frank W. Jones, 70, has served as a director of S&T since 1997 and is Chairman of the Nominating Committee and a member of the Audit Committee. In January 2015, Mr. Jones became of counsel with the law firm of Creenan & Baczkowski, PC in Murrysville, PA. Prior to joining the law firm, Mr. Jones was practicing independently in Allegheny County from 1970 to December 2014. Mr. Jones joined the S&T Board following the acquisition of People’s Bank of Unity, a regional financial institution, where he served on the board of directors. Mr. Jones assisted the S&T Board with integration and strategic issues following the acquisition. Mr. Jones’ legal practice, which focuses on estate administration and estate litigation, allows him to provide valuable insight to the S&T Board specifically with respect to our Wealth Management division, including on such issues as customer acquisition, marketing, strategic considerations, compliance and legal risk. We believe that Mr. Jones’ experience as a director of a similar bank to S&T Bank, together with his legal experience as it relates to one of our core businesses and his years of experience on the S&T Board, qualify him to serve as a director and serve on our Audit Committee and Nominating Committee.
David L. Krieger, 72, has served as a director of S&T since 2007. Mr. Krieger is retired but was formerly Senior Executive Vice President and Commercial Lending Group Manager of S&T and S&T Bank. We believe that Mr. Krieger’s 24 years of experience at S&T, including leading our commercial lending group, adds valuable experience to the S&T Board.

Mr. Krieger has deep knowledge of our lending practices and our customer base, and his commercial lending experience, both at S&T and at his prior employer, provides the S&T Board with significant operational insights regarding credit risk.
James C. Miller, 70, has served as a director since 1993. Mr. Miller served as Chairman of S&T and S&T Bank from 2004 to 2013. Mr. Miller is retired but was formerly Chief Executive Officer of S&T and S&T Bank from 1998 until 2008 and President of S&T and S&T Bank from 1993 until 2005. We believe that Mr. Miller’s banking experience, including 37 years with S&T or a bank acquired by S&T and his service as our former chief executive officer, provides him with a unique perspective of our business, including our markets, customer base, senior management, key employees, potential customers, and operations and finances, and qualifies him to serve on the S&T Board.
Frank J. Palermo, 63, has served as a director since January 2013 and is Chairman of the Audit Committee and a member of the Nominating Committee. Mr. Palermo is a Certified Public Accountant and a Certified Valuation Analyst, and has been the managing shareholder of Palermo/Kissinger & Associates, P.C. since 1983. Mr. Palermo played an integral role in forming Gateway Bank of Pennsylvania (“Gateway”), where he served as chairman of the audit committee from its inception in 2004 through the date S&T acquired Gateway in 2012. Mr. Palermo’s career also includes 37 years in public accounting and four years as a vice president and controller at a community bank. We believe that Mr. Palermo’s background in accounting and finance, as well as his prior bank audit committee experience, bring a valuable perspective to the S&T Board both with respect to accounting, financial and strategic aspects of S&T’s business and to the Audit Committee on which he serves as “audit committee financial expert.” We further believe that Mr. Palermo’s extensive board experience qualifies him to be a member of the S&T Board and to serve on the Audit Committee and the Nominating Committee.
Christine J. Toretti, 59, has served as Vice Chairman of S&T and S&T Bank since 2013 and a director of S&T since 1984. Ms. Toretti is a member of the Nominating Committee. Ms. Toretti has been the president of Palladio, LLC since 2011 and was the chairman and chief executive officer of S.W. Jack Drilling Company from 1990 through 2010. Ms. Toretti has been the president of The Jack Company since 1988, president of Plum Production, Inc. since 1991, and president of CJT, LLC since 2002, each of which is a natural gas investment company. Ms. Toretti is a board of director member for the EQT Corporation since October 2015. Ms. Toretti’s deep industrial and energy experience provides the S&T Board with a strategic outlook regarding lending and other commercial opportunities in these sectors, her experience of leading a family business allows her to offer the S&T Board valuable management perspective and credit risk assessment with respect to our industrial and oil and gas borrowers, and her board experience, including in the role of chairman, qualifies her to serve as Vice Chairman of the S&T Board and on the Nominating Committee.
Charles G. Urtin , 69, has served as Chairman of S&T and S&T Bank since 2013 and was formerly Vice Chairman of S&T and S&T Bank from 2008 to 2013. Mr. Urtin is retired but was formerly president and chief executive officer of IBT Bancorp, Inc. and Irwin Bank. We believe that Mr. Urtin’s 40 years of banking experience, including serving as chief executive officer of IBT Bancorp and Irwin Bank, provides the S&T Board with valuable industry, strategic, financial and operational insight, and his long-standing presence as a leader of a regional bank operating in our geographic market assists the S&T Board with customer acquisition, credit risk analysis and loan portfolio management. Mr. Urtin assisted the S&T Board with transition and integration issues following our acquisition of IBT Bancorp in 2008.
Steven J. Weingarten, 57, has served as a director of S&T since March 2015 and is a member of the Compensation Committee and the Nominating Committee. Mr. Weingarten has been an attorney at McNees Wallace & Nurick LLC since 1989, and a Member since 1993. Additionally, he served as Managing Partner of McNees Wallace & Nurick LLC from 2002 to 2006. Mr. Weingarten previously served on the board of Integrity from 2003 until it was acquired by S&T in March 2015. We believe that Mr. Weingarten’s experience in managing McNees Wallace & Nurick LLC and in practicing real estate law and the knowledge he gained from his service as a director of Integrity qualify him to serve on the S&T Board and on the Compensation Committee and the Nominating Committee.
Board Recommendation
THE S&T BOARD RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
In 2014, the S&T Board adopted Corporate Governance Guidelines (“Guidelines”) which reflect S&T’s commitment to following corporate governance best practices. The Guidelines are to promote the functioning of the S&T Board and its committees and to set forth a common set of expectations as to how the S&T Board should perform its functions to enable effective corporate governance practices. These Guidelines are not intended to modify or amend S&T’s Articles of Incorporation, as amended, or By-laws. In the event of a discrepancy between these Guidelines and the Articles of Incorporation or the By-laws, the Articles of Incorporation and By-laws will always govern. The Guidelines are available on S&T’s website, www.stbancorp.com, under Corporate Governance.
Director Independence
The S&T Board determines annually that a majority of directors serving on the S&T Board are independent as defined in the NASDAQ listing standards. In 2015, the S&T Board also considered all direct and indirect transactions described in “Transactions with Related Parties” and “Compensation Committee Interlocks and Insider Participation” in determining whether the director is independent. Finally, the S&T Board considered whether a director has any other material relationships with S&T and concluded that none of these directors has a relationship that impairs the director’s independence. There were no other related party transactions other than those described in the aforementioned sections of this Proxy Statement. The Nominating Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. Following review of the objective measures, the Nominating Committee and S&T Board also consider on a subjective basis each director’s personal, familial and/or business relationships, regardless of dollar amount.
On March 21, 2016, the S&T Board determined the following ten directors are independent under the NASDAQ listing rules: Mr. Delaney, Mr. Donnelly, Mr. Gatti, Mr. Grube, Mr. Hostetter, Mr. Jones, Mr. Palermo, Ms. Toretti, Mr. Urtin and Mr. Weingarten. As discussed below, all members of the Compensation Committee and the Nominating Committee are independent under the NASDAQ rules. In addition, the S&T Board determined that each of the members of the Audit Committee is independent under applicable SEC and NASDAQ rules.
Board and Committee Meetings
The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. In 2015, all of S&T’s directors attended the annual meeting of shareholders. Independent members of the S&T Board meet at least twice per year in regularly scheduled executive sessions with an independent Chairman of the Board presiding over all executive sessions.
During 2015, the S&T Board held ten board meetings, with the following number of meetings held by the S&T Board committees: Audit, four; Compensation and Benefits, five; Credit Risk, four; Executive, two; Nominating and Corporate Governance, five; and Trust and Revenue Oversight, four. All directors attended at least 75% of the total number of meetings of the S&T Board and committees held during 2015.
Board Structure; Separate Roles of Chairman and Chief Executive Officer
There are currently 14 directors comprising the S&T Board and will remain fixed at 14 following the Annual Meeting. The S&T Board has established six committees: Audit, Compensation and Benefits, Credit Risk, Executive, Nominating and Corporate Governance, and Trust and Revenue Oversight.
The S&T Board believes that, as part of our efforts to embrace and adopt good corporate governance practices, different individuals should hold the positions of Chairman of the Board and Chief Executive Officer (“CEO”) to aid in the S&T Board’s oversight of management. The S&T Board believes that separation of the roles of Chairman and CEO is the best governance model for S&T and its shareholders at this time. Under this model, our Chairman, a non-executive position, can devote his attention to assuring that S&T has the proper governance controls in place that the S&T Board is properly structured from the standpoints of membership, size and diversity, and that management has the support it needs from the S&T Board to carry out our strategic priorities. The CEO, relieved of the duties normally performed by the Chairman, is free to focus his entire attention on growing and strengthening the business.

The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the S&T Board;

•	preparing the agenda for S&T Board meetings with the Corporate Secretary and in consultation with the CEO and other members of the S&T Board;

•	ensuring the S&T Board fulfills its role in overseeing and monitoring management and operations of S&T and protecting the interests of S&T and its shareholders;

•	ensuring the S&T Board receives timely, accurate and complete information and the decision time necessary to make informed judgments;

•	assigning tasks to the appropriate committees of the S&T Board;

•	establishing a relationship of trust with the CEO, providing advice and counsel while respecting the executive responsibilities of the CEO;

•	promoting effective relationships and open communication, both inside and outside the boardroom, between senior management and the S&T Board;

•	communicating the S&T Board’s evaluation of the CEO’s annual performance together with the Compensation Committee Chairperson; and

•	presiding over all meetings of shareholders.
We believe that the S&T Board, the S&T Board committees as presently constituted and the leadership structure of the S&T Board enables the S&T Board to fulfill its role in overseeing and monitoring the management and operations of S&T and protecting the interests of S&T and its shareholders.
The S&T Board’s Role in Risk Oversight
Role of the S&T Board
The S&T Board oversees an enterprise-wide approach to risk management (“ERM”), designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. The S&T Board regularly discusses with our Chief Risk Officer (the “CRO”) our major risk exposures, their potential impact on S&T, and the steps we take to manage them. A fundamental part of risk management is not only understanding the risks a company faces in its current and future activities and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a regional full-service financial institution, particularly as a result of recent legislative and regulatory changes. The S&T Board has ultimate responsibility for approving the risk appetite that is appropriate for S&T. The S&T Board delegates the authority and responsibility for defining the risk appetite and ensuring alignment with the strategic objectives to the management-level Enterprise Risk Management Committee (“Enterprise Risk Committee”). Under ERM, our business unit managers will identify and quantify the levels and types of inherent risk within their areas of responsibility, as well as consider the appropriateness of existing risk responses and controls for mitigating risks, based upon a standard definition of risk and risk mitigation established by the Enterprise Risk Committee. By utilizing a comprehensive and standardized view of the nature and level of risk to which we are exposed and the interaction of the various risk components identified in our ERM program, we are better able to assess and manage our risk and react to uncertainties.
Currently, the S&T Board administers its risk oversight function directly and through the Audit Committee, the Compensation Committee, the Credit Risk Committee, the Executive Committee, the Trust and Revenue Oversight Committee and the Enterprise Risk Committee (a management-level committee).
Pursuant to the terms of our Audit Committee charter, the CRO is accountable to both the Audit Committee and our CEO. The Audit Committee reviews and approves the appointment, replacement or dismissal of the CRO, and discusses the organizational structure and staffing regarding risk management, internal controls and regulatory compliance. In 2010, the Audit Committee engaged an independent consulting firm to provide a comprehensive approach to assisting the CRO in further developing an effective ERM process and environment that links corporate strategy and risk management. The independent consultant remains engaged in a co-sourcing arrangement to assist with the annual and quarterly ERM risk assessment process and to support the maintenance of a fully integrated ERM process.

The CRO, as the administrator of the ERM program, regularly meets with management, including the CEO, to discuss our various primary areas of risk identified as part of the ERM program, including credit matters and risks related to our loan and investment portfolios; liquidity and market risks; legal, regulatory and compliance risks; and operational, information technology, reputation and strategic risks. As necessary, the Audit Committee meets with the CRO to discuss and analyze risks to S&T without management present. The CRO makes a quarterly ERM presentation to the S&T Board and regularly reports on corporate governance, compliance and risk-related matters at other S&T Board meetings.
The Audit Committee is also responsible for monitoring our compliance risk with respect to regulatory and legal matters, and focuses on financial risk, including internal controls. The Audit Committee annually reviews and evaluates our internal audit function, and meets with our Chief Audit Executive (“CAE”) to review and assess internal audit risks including executive sessions without management present.

Our Enterprise Risk Committee, which is comprised of members of our senior management, including the CRO, CEO, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Banking Officer, CAE, Chief Lending Officer and General Counsel, meets quarterly to discuss the risk exposures of the enterprise, reviews changes to those exposures based on internal and external events, takes action to manage and mitigate such risks, discusses significant policy changes and new products/services, reviews ERM reports before presentation to the S&T Board and promotes proper risk management practices throughout S&T. A corporate policy approved by the S&T Board governs the Enterprise Risk Committee.
The Compensation Committee is responsible for assessing and mitigating risks associated with S&T’s compensation practices, both with respect to S&T’s Named Executive Officers (as further defined and described in the Compensation Discussion and Analysis section of this Proxy Statement) and its employees generally. The Compensation Committee reviews the incentive compensation arrangements for S&T’s Named Executive Officers with the CRO at least annually to discuss and evaluate the risk posed to S&T by its employee compensation plans and to ensure that the compensation arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of S&T. The Compensation Committee meets quarterly or as often as it determines is necessary and appropriate.
Our Credit Risk Committee is responsible for reviewing the credit administration risk management practices and reporting; the performance of the independent loan review function and its assessment of the management of credit risk arising from the lending and lending related functions of S&T; the review of approved commercial loan proposals; credit policy approval; and providing guidance on pertinent credit risk matters including loan related strategies. The Credit Risk Committee meets quarterly or as often as it determines is necessary and appropriate.
Our Trust and Revenue Oversight Committee is responsible for the oversight of all trust activities consistent with the Federal Deposit Insurance Corporation’s Statement of Principles of Trust Department Management and the development and implementation of strategic and tactical initiatives in support of S&T’s revenue growth and shareholder value creation. The Trust and Revenue Oversight Committee meets quarterly or as often as it determines is necessary and appropriate.
The Executive Committee is responsible for coordinating S&T Board delegated risk oversight responsibilities across established S&T Board committees including monitoring industry developments and emerging risks and to exercise the authority to act on behalf of the S&T Board between meetings of the S&T Board to the fullest extent permitted by law. The Executive Committee meets at least annually or as often as it determines is necessary and appropriate.
Employee Compensation Policies and Managing Risk
We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe that several features of our compensation policies and programs reflect sound risk management practices, such as basing incentive awards on the achievement of a predetermined earnings per share (“EPS”) goal, an audited number, and the granting of restricted stock subject to a two or three year vesting that serves the additional purpose of encouraging senior management to make decisions currently that promote long-term growth and retention combined with stock ownership guidelines. All awards granted under the 2015 incentive plans were subject to Compensation Committee review and approval based upon corporate and/or individual performance. The incentive plan for senior management, as described in the Compensation Discussion and Analysis section below, contains a “Shareholder Protection Feature,” which provides that awards will not be made unless S&T maintains well capitalized capital ratio requirements, as established by applicable regulatory authorities. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. Based on the review by the Compensation Committee, the S&T Board determined that it is not reasonably likely that S&T’s compensation and benefit plans would have a material adverse effect on S&T.
Audit Committee
The members of the Audit Committee are Jeffrey Grube, Jerry Hostetter, Frank Jones and Frank Palermo (Chairman). All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the Audit Committee and includes the provisions required by the NASDAQ listing standards. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Audit Committee has provided information regarding the functions performed by the Audit Committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement on page 45.
The S&T Board has determined that Mr. Palermo meets the qualifications of an audit committee financial expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Mr. Palermo is a Certified Public Accountant and Certified Valuation Analyst, with 37 years in public accounting, four years as a vice president and controller at a community bank and eight years as a director of a start-up community bank. This experience and education gives Mr. Palermo an understanding of U.S. generally accepted accounting principles and financial statements; the ability to assess general applications of such principles in connection with accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements presenting a breadth and level of complexity of accounting issues that are comparable to S&T’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Palermo has been designated by the S&T Board as S&T’s “audit committee financial expert.”
Compensation and Benefits Committee
The members of the Compensation Committee are John Delaney, Michael Donnelly, Jeffrey Grube (Chairman), Jerry Hostetter, Frank Palermo and Steve Weingarten. The Compensation Committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the Compensation Committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Compensation Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.
The Compensation Committee is responsible for our stated compensation strategies, goals and purposes, ensuring that there is a strong link between the economic interests of management and shareholders; that members of management are rewarded appropriately for their contributions to company growth and profitability; and that the executive compensation strategy supports organization objectives and shareholder interests. The Compensation Committee must provide clear direction to management to ensure that its policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness. It approves any material exceptions or adjustments to the incentive compensation arrangements established for senior management, and carefully considers and monitors the effects of any approved exceptions or adjustments. It receives and reviews, on an annual or more frequent basis, an assessment by management, with appropriate input from risk management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives. It also reviews periodic reports of incentive compensation awards and payments relative to risk outcomes. It ensures that the incentive compensation arrangements for S&T do not encourage employees to take risks that are beyond S&T’s ability to manage effectively. It also performs other related duties as defined in its written charter.
The process, policies and specific determinations of the Compensation Committee with respect to compensation of our Named Executive Officers for fiscal 2015 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.
The Compensation and Benefits Committee Report is on page 34 of this Proxy Statement.
Nominating and Corporate Governance Committee
The members of the Nominating Committee are John Delaney, Michael Donnelly, Frank Jones (Chairman), Frank Palermo, Christine Toretti and Steve Weingarten. The Nominating Committee functions are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board committees on a periodic basis and the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to recommend director nominees to the S&T Board to submit for election by shareholders; and to provide guidance to the S&T Board on corporate governance issues. In addition, the Nominating Committee reviews all transactions with related parties, as further described on page 43 of this Proxy Statement. The Nominating Committee oversees the S&T Director Orientation Program and the continuing education programs for all directors. To assist in remaining current with their board duties and committee responsibilities, the S&T Board participates in the Bank Director’s Membership Program. This Program offers the directors access to the BankDirector.com online video training series, a wide range of in-person conferences, periodic hard copy and digital magazine, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.
A written charter approved by the S&T Board governs the Nominating Committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Nominating Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.
Director Qualifications and Nominations; Board Diversity
The Nominating Committee has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Nominating Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Nominating Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s By-laws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Corporate Secretary of S&T, at 800 Philadelphia Street, Indiana, PA 15701, prior to the annual meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the annual meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background of the nominee and the nominee’s holdings of S&T Common Stock and information with respect to the nominating shareholder. There are no differences in the manner in which the Nominating Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, or by any other source.
In evaluating and selecting nominees to the S&T Board, the Nominating Committee takes into account all factors and criteria it considers appropriate, which includes but is not limited to the following: high personal and professional integrity; sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T Board and management of S&T; diversity of experience relative to that of other S&T directors; diversity of age, gender, minority status and level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any other factors related to the ability and willingness of a new director to serve or an existing director to continue his or her service.
The Nominating Committee may engage a third party search firm to assist it in identifying director candidates, but the Nominating Committee did not do so in 2015. S&T did not receive any timely shareholder nominations for director for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.
Shareholder Communications with Directors
Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701, ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary will initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures and applicable laws and regulations relating to the disclosure of information.
Code of Conduct and Ethics
The S&T Board has adopted a Code of Conduct for directors, officers and employees, which is posted on S&T’s website www.stbancorp.com, under Corporate Governance. The Code of Conduct addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality and fair dealing; protection and proper use of company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of S&T may be made only by the S&T Board and must be promptly disclosed as required by SEC or NASDAQ rules. S&T will disclose any such waivers, as well as any amendments to the Code of Conduct, on S&T’s website. Shareholders may obtain a printed copy of the Code of Conduct by contacting the Corporate Secretary at the address previously provided.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2015 were John Delaney, Michael Donnelly, Jeffrey Grube, Fred Morelli and Frank Palermo. During 2015 S&T Bank made the following payments to members of the Compensation Committee:
S&T Bank made payments of $266,773 for the purchase of printing services and promotional items from companies owned or controlled by Director Donnelly.
S&T Bank made aggregate payments of $157,678 for the purchase and maintenance of vehicles and the lease of a parking lot from companies owned or controlled by Director Delaney. The terms of the parking lot lease agreement provided for a monthly payment of $4,000 until April 30, 2010 with additional four successive renewal options of five years each and one successive renewal option of four years. S&T exercised the first option extending the lease from May 1, 2010 to April 30, 2015. We exercised our second option extending the lease another five years from May 1, 2015 to April 30, 2020. The monthly rental increased for each renewal term based on the CPI. Taxes, insurance, utilities and maintenance are the responsibility of the Lessee. The monthly payment for the months of January through April 2015 was $4,975 and from May through December 2015 was $5,970.
In addition, S&T Bank may make extensions of credit to members of the Compensation Committee in the ordinary course of business and on the same terms as available to other non-related parties. See “Transactions with Related Parties.”
No member of the Compensation Committee was at any time during fiscal 2015 an officer or employee of S&T or any of our subsidiaries, and no member has ever served as an executive officer of S&T. None of our executive officers serves or, during fiscal 2015, served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Compensation Consulting and Advisory Services Fees
In October 2013, the Compensation Committee engaged Aon Hewitt to review the draft of the S&T Bancorp, Inc. 2014 Incentive Plan (the “2014 Plan”), evaluate and benchmark compensation for the top 12 executive positions at S&T, review the S&T compensation peer group, and review and update the Management Incentive Plan (“MIP”) and Long-Term Incentive Plan (“LTIP”) for 2014. In March 2014, the Compensation Committee engaged Aon Hewitt to review the Compensation Discussion & Analysis for the proxy statement for the 2014 annual meeting of shareholders. Aon Hewitt was also engaged to review S&T’s change in control agreements with executives, including the Named Executive Officers, and to evaluate the feasibility of implementing an employee stock purchase plan. Aon Hewitt advised the Compensation Committee on the design of the 2015 MIP and 2015 LTIP.

The following shows the consulting fees paid by S&T to advisors to the Compensation Committee of the Board for the calendar year 2015:

Compensation Consultant	Consulting fees for determining and recommending the amount or form of executive compensation	Additional services provided by Compensation Consultant
Aon Hewitt	$3,441	$—

DIRECTOR COMPENSATION
The Nominating Committee annually reviews the S&T director compensation. S&T’s director compensation is designed to align the S&T Board of directors with its shareholders and to attract, motivate and retain high performing members critical to our company’s success.
The following table provides information concerning compensation paid by S&T to its non-employee directors during 2015.
Director Compensation Table for Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
John J. Delaney	38,400	30,003	828	69,231
Michael J. Donnelly	38,200	30,003	828	69,031
William J. Gatti	42,300	30,003	828	73,131
James T. Gibson	35,967	34,515	475	70,957
Jeffrey D. Grube	43,000	30,003	828	73,831
Jerry D. Hostetter	35,067	34,515	475	70,057
Frank W. Jones	44,500	30,003	828	75,331
Joseph A. Kirk	13,100	0	415	13,515
David L. Krieger	33,900	30,003	828	64,731
James C. Miller	42,000	30,003	828	72,831
Fred J. Morelli, Jr. (4)	55,800	30,003	828	86,631
Frank J. Palermo, Jr	60,400	30,003	828	91,231
Christine J. Toretti	46,400	30,003	828	77,231
Charles G. Urtin	78,500	30,003	828	109,331
Steven J. Weingarten (5)	35,967	34,515	475	70,957

(1) The S&T Board awarded 1,117 restricted shares of Common Stock to each director on the S&T Board on May 20, 2015, with such shares vesting in full on May 19, 2016. An additional 168 restricted shares of Common Stock were awarded to Messrs. Gibson, Hostetter and Weingarten in recognition of the prorated portion of time serving on the S&T Board from the date of the Integrity merger on March 4, 2015 through May 20, 2015. The fair market value of the Common Stock granted on May 20, 2015 was $26.86 per share. The values for stock awards in this column represent the grant date fair value of the restricted shares granted in 2015, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 20 “Incentive and Restricted Stock Plan and Dividend Reinvestment Plan” in our Annual Report on Form 10-K for the year ended December 31, 2015. This column includes the value of these stock awards, all of which were issued under the 2014 Plan.
(2) As of December 31, 2015, each director had restricted stock awards of 1,117 shares except for Mr. Kirk, who retired from the S&T Board effective May 20, 2015, and Messrs. Gibson, Hostetter and Weingarten (McNees Wallace & Nurick), who had 1,285 shares.
(3) Each director was paid quarterly dividends for their restricted shares of Common Stock.
(4) Mr. Morelli passed away in December 2015. Under the terms of the Plan Document, his outstanding restricted shares will continue to vest until May 19, 2016, at which time, the shares will transfer to his estate.
(5) As a partner in McNees Wallace & Nurick, Mr. Weingarten is required by the firm's policy to have his director compensation, including shares of Common Stock, paid to McNees Wallace & Nurick. Therefore, all compensation, except for an initial cash payment of $6,367, reported as earned by Mr. Weingarten in the table was paid to McNees Wallace & Nurick.

Directors Compensation
Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. In 2015, our non-employee directors received compensation for attending board and committee meetings, or training sessions, in the amounts described below.

Directors
Annual Cash Retainer	$25,000
Stock Award (1)	30,003
Board Committee Fee (except Audit)	900
Audit Committee Fee	1,200
Board Committee and Audit Committee Fee (phone)	500
Training/Seminar Fee	1,000

Committee Chairperson Retainer Fee
Chairman Retainer	$30,000
Vice Chairman Retainer	10,000
Audit	15,000
Audit Committee Financial Expert	10,000
Compensation and Benefits	7,500
Credit Risk	7,500
Nominating and Corporate Governance	7,500
Trust and Revenue Oversight	7,500

(1) The number of shares granted is based on the fair market value of the Common Stock on the date of grant. The S&T Board awarded 1,117 restricted shares of Common Stock on May 20, 2015 with 100% vesting on May 19, 2016. The fair market value of Common Stock on May 20, 2015 was $26.86 per share. An additional 168 restricted shares of Common Stock were awarded to Messrs. Gibson, Hostetter and Weingarten in recognition of the prorated portion of time serving on the S&T Board from the date of the Integrity Bancshares merger on March 4, 2015 through May 20, 2015.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016
The Audit Committee of the S&T Board appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on S&T’s financial statements for the fiscal year ending December 31, 2016. Action by shareholders is not required by law in the appointment of independent accountants. However, the S&T Board considers this selection to be an important issue and, therefore, is submitting the selection of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the Audit Committee.
KPMG LLP has no direct or indirect financial interest in S&T or in any of its subsidiaries, nor has it had any connection with S&T or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of KPMG LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It is also expected they will be available to respond to appropriate questions.
Fees Paid to Independent Registered Public Accounting Firm
During the fiscal years ended December 31, 2015 and December 31, 2014, KPMG LLP served as S&T’s independent registered public accounting firm (“Independent Accountants”).
Fees for professional services provided by our Independent Accountants in each of the last two fiscal years in each of the following categories are:

	2015	2014
Audit Fees	$939,862	$800,580
Audit-Related Fees	0	5,350
Tax Fees	0	0
All Other Fees	1,650	1,650
	$941,512	$807,580

“Audit Fees” includes fees for audit services associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, accounting, consultations and SEC registration statements. The 2015 and 2014 fees include services rendered in connection with S&T's acquisition of Integrity, such as assistance with and consent to the Form S-4 registration statement and other acquisition related costs. The 2015 fees also include assistance with and consent to the Form S-3 shelf registration statement.
The 2014 “Audit-Related Fees” includes fees billed for a student lending audit.
“All Other Fees” for 2015 and 2014 represents subscription fees for an accounting and auditing research tool.
All 2015 and 2014 fees were paid to KPMG LLP.
Pre-Approval Policies and Procedures
The Audit Committee is responsible for the approval of all services performed by the Independent Accountants. All services provided by the Independent Accountants in 2015 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the Independent Accountants to assure that the provision of such services does not impair the Independent Accountant’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Accountants to management.
Board Recommendation
THE S&T BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

PROPOSAL 3: ADVISORY VOTE ON S&T’S EXECUTIVE COMPENSATION
S&T believes that our overall executive compensation program, as described in the Compensation Discussion and Analysis (the “CD&A”) elsewhere in this Proxy Statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our shareholders.
The Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices. Previously, pursuant to the Dodd-Frank Act, the S&T Board recommended, and the shareholders subsequently approved, that this advisory proposal be submitted to shareholders annually.
Accordingly, S&T is presenting the following advisory proposal, commonly known as the “say-on-pay proposal,” for shareholder approval:
“Resolved, that the shareholders hereby approve the compensation of our Named Executive Officers as reflected in this Proxy Statement and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and all related material.”
Because your vote is advisory, it will not be binding upon the S&T Board. In the event this non-binding proposal is not approved by our shareholders, then such a vote shall neither be construed as overruling a decision by the S&T Board or the Compensation Committee, nor create or imply any additional fiduciary duty by the S&T Board or our Compensation Committee, nor further shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the S&T Board and the Compensation Committee will consider the non-binding vote of our shareholders on this proposal when reviewing compensation policies and practices in the future.
Board Recommendation
THE S&T BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THIS ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS OF THE REGISTRANT
As of April 6, 2016, the executive officers of S&T are:

Named Executive Officer	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
Todd D. Brice	53	President and Chief Executive Officer of S&T and S&T Bank, since April 2008.	2002
Mark Kochvar	55	Senior Executive Vice President and Chief Financial Officer, since February 2010.	2008
David G. Antolik	49	Senior Executive Vice President, Chief Lending Officer, since January 2008.	2004
George Basara	57	Executive Vice President, General Counsel and Human Resources Director, since January 2015; Prior to joining S&T, Shareholder of Buchanan Ingersoll & Rooney PC, from September 1995 to December 2014.	2015
Ernest J. Draganza	51	Senior Executive Vice President, Chief Risk Officer and Secretary, since January 2012; Executive Vice President, Chief Risk Officer and Secretary, from February 2010 to December 2011.	2010
Patrick J. Haberfield	49	Senior Executive Vice President, Chief Credit Officer, since July 2013; Executive Vice President, Chief Credit Officer, from May 2010 to June 2013.	2010
Melanie A. Lazzari	36	Senior Vice President, Controller, since February 2010.	2015
David P. Ruddock	54	Senior Executive Vice President, Chief Operating Officer, since April 2013; Senior Executive Vice President, Chief Administrative Officer for Market Sales, Bank Operations and Corporate Technology from January 2011 to March 2013.	2004
Thomas J. Sposito, II	53	Senior Executive Vice President since March 2015; Executive Vice President of Integrity Bank from September 2012 to March 2015. Previously served as Integrity Bank Chief Operating Officer and Chief Revenue Officer. Prior to joining Integrity Bank, Executive Vice President, Central Pennsylvania Market Manager for PNC Bank, N.A., from 2007 to 2012.	2015
Rebecca A. Stapleton	53	Senior Executive Vice President, Chief Banking Officer, since June 2014; Executive Vice President, Human Resources and Employee Communications, from January 2012 to May 2014; Senior Vice President, Employee Services Manager, from January 2009 to December 2011.	2012

COMPENSATION DISCUSSION AND ANALYSIS
This section of the Proxy Statement is divided into the following sections:
•Introduction
•Executive Summary
•Say on Pay and Shareholder Engagement
•Overview of the Compensation Program for Named Executive Officers
•Components of the Compensation Program
◦Base Salary
◦Management Incentive Awards
◦Long-Term Incentive Plan
◦Certain Other Benefits
•Process for Determining Named Executive Officer Compensation
•Pay for Performance
•2015 Named Executive Officer Compensation Decisions and Performance Considerations
•Change in Control
•Other Compensation-Related Provisions
•Effect of Taxation on Compensation Programs
•Compensation and Benefits Committee Report
INTRODUCTION
As the Compensation and Benefits Committee (the “Compensation Committee”), we provide the following overview of S&T’s executive compensation principles, specific executive compensation programs and pay decisions that we have made in 2015 and early 2016. In addition, we describe the process that we oversee and in which we participate to arrive at specific compensation policies and decisions involving program design and pay for S&T’s Named Executive Officers (“NEOs”), who are listed below.

Name	Title
Todd Brice	President and Chief Executive Officer
Mark Kochvar	Senior Executive Vice President and Chief Financial Officer
David Antolik	Senior Executive Vice President and Chief Lending Officer
David Ruddock	Senior Executive Vice President and Chief Operating Officer
Ernest Draganza	Senior Executive Vice President and Chief Risk Officer
David Richards (1)	Executive Vice President and Market Executive

(1) Mr. Richards was an executive officer of the Company until November 16, 2015, at which time the S&T Board reassessed the officers defined as executive officers for S&T. Mr. Richards would have been an NEO in 2015, except for the S&T Board’s change in designation of its executive officers.

EXECUTIVE SUMMARY
S&T experienced a year of strong performance in 2015:

•	Net income improved to a record $67.1 million, an increase of 15.8% compared to 2014.

•	Return on average assets was 1.13% and return on average equity was 8.94%.

•	Net loan charge-offs remained historically low at 0.22% of average loans.

•	Assets now exceed $6.3 billion.
S&T also extended its footprint through acquisition and expansion resulting in total loan growth of $1.2 billion, including $370 million through organic growth and $789 million through acquisition of Integrity, which closed on March 4, 2015.
As disclosed in the Compensation Discussion and Analysis section from the proxy statement for the 2015 Annual Shareholders Meeting, we evaluated and approved the following pay adjustments and awards for NEOs for 2015:

•	Average salary increase of 6.9%.

•	An annual cash incentive award with a target of 35% and 30% of base salary for the CEO and the other NEOs, respectively, under the terms of the 2015 Management Incentive Plan (“2015 MIP”).

•
A long-term incentive award with a target of 40% and 35% of base salary for the CEO and the other NEOs, respectively, granted in the form of time and performance-based restricted shares under the terms of the 2015 Long-Term Incentive Plan (“2015 LTIP”).

For 2016, we evaluated and approved the following pay adjustments for the NEOs:

•	Average salary increase of 3.9%.

•	An annual incentive award with a target of 35% and 30% of base salary for the CEO and the other NEOs, respectively, under the terms of the 2016 Management Incentive Plan (“2016 MIP”).

•
A long-term incentive award with a target of 40% and 35% of base salary for the CEO and the other NEOs, respectively, granted in the form of time and performance-based restricted shares under the terms of the 2016 Long-Term Incentive Plan (“2016 LTIP”).

SAY ON PAY AND SHAREHOLDER ENGAGEMENT
S&T is required to provide a separate non-binding shareholder advisory vote on the compensation of S&T’s executive officers. At the 2015 Annual Shareholder Meeting, the holders of 21,986,000 shares of Common Stock, or 93.39% of the shares voting on the proposal, voted to approve the non-binding, advisory proposal on the compensation of S&T’s executive officers. Because not all shareholders voted their shares, this amounted to 63.1% of the then outstanding shares of Common Stock.
The vote reflects support for S&T’s executive compensation policies and practices among shareholders. As a consequence, the Compensation Committee expects to continue to adhere to the compensation policies, principles and programs described below in future years.

OVERVIEW OF THE COMPENSATION PROGRAM FOR NAMED EXECUTIVE OFFICERS
S&T designs its management compensation programs to optimize their alignment with S&T’s strategic direction and business environment within which it must create value for shareholders. The primary program objectives have been and continue to be as follows:

•	The pay package is structured to cost efficiently attract, retain and reinforce engagement among the leadership team and S&T key contributors;

•	Compensation programs are aligned with shareholder interests for an appropriate balance between risk and reward;

•
Both individual plan features and the overall pay program are built on principles of sound risk management and effective controls critical to successful navigation of an uncertain environment for financial services companies; and

•	Reward programs are designed to emphasize adherence to strong pay for performance principles.
The Compensation Committee continues to support a pay program with four major program components to help guide compensation decisions:

•
Base Salary: A base salary position near the median of relevant competitive practices (i.e., calibrated to be consistent with base salary levels for comparable positions in other similar enterprises of similar scope).

•
Management Incentive Plan (“MIP”): An annual incentive plan with an incentive opportunity that is moderate relative to competitive practices for similar positions at potential competitors for talent. Target annual incentives should drive desired positioning for total compensation to the middle of the market.

•
Long-Term Incentive Plan (“LTIP”): A long-term incentive program that serves two purposes: (1) to help ensure leadership retention and management continuity as S&T continues to execute its longer-term strategic plan; and (2) to reward management for strong sustained value creation and financial performance.

•
Supplemental Benefits: Limited additional supplemental benefits that are either consistent with those provided to other employees, or directly created to reinforce a singular commitment from the management team to S&T and its business imperatives.

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to S&T’s NEOs: the CEO, the CFO and the other executive officers named in the Summary Compensation Table. The policy of the Compensation Committee is to provide compensation that is competitive within the banking industry of financial institutions of similar size and product offerings.
The Compensation Committee is actively involved in the oversight of not only NEO compensation but all remuneration programs that have a material cost profile, that could materially affect S&T’s risk profile or influence the focus of key contributors on achievement of strategic and tactical objectives.
For NEOs, the Compensation Committee reviews a number of analyses of compensation practices to help facilitate its executive compensation decisions. These include:

•	Pay mix representing the effectiveness of balancing long-term versus short-term performance imperatives;

•	Wealth accumulation opportunities in light of existing programs and outstanding rewards;

•	Current pay relative to peer group practices;

•	Selective review of compensation data for positions of similar scope and focus; and

•	Detailed formal review of overall performance and specific performance contributions made to S&T by each NEO.

Total Direct Compensation Position
S&T’s target pay mix is built on competitive base salaries, with generally moderate annual and long-term incentive targets. The moderate positioning of annual incentives and long-term incentives reflects our commitment to introducing pay program modifications that are both sensitive to S&T Bank’s proactive risk management culture while, at the same time, responding appropriately to the importance of retaining a strong and committed leadership team at S&T Bank. The Compensation Committee reviews this posture periodically with the help of outside advisors, and continues to believe that the opportunities provided under the incentive plans reflect an appropriate balance between risk and reward, and provide sufficient incentives to align management to achieving S&T’s short-term and longer-term objectives.
COMPONENTS OF THE COMPENSATION PROGRAM
Base Salary
The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ roles, responsibilities, contributions, experiences and performance. Base salary represents a fixed and guaranteed element of compensation that reflects executives’ long-term performance and market pay level for the role. S&T’s base salary policy targets the median of relevant competitive practices. Relevant competitive practices are determined using both a proprietary survey of pay practices at community and regional banks similar in size and scope to S&T and an examination of Peer Bank executive pay practices. The Peer Banks are listed on page 28 of this Compensation Discussion and Analysis (“CD&A”). The Compensation Committee sets each executive’s individual pay annually to reflect individual experiences, expertise, performance and contributions in the role. As such, actual base salaries range above and below the median of relevant competitive practices in recognition of these factors, including tenure in role, historical performance and specific bank needs.
Management Incentive Awards
The purpose of the MIP is to align management’s interests to the achievement of S&T’s financial, operational and strategic objectives for the year. The MIP provides senior management with an annual cash incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention.
For 2015, we adopted the 2015 MIP, with the following features:

•	The target annual incentive payout was 35% and 30% of base salary for the CEO and the other NEOs, respectively.

•	The incentive payout was 23% and 20% of base salary for the CEO and the other NEOs, respectively.

•	70% of each participant’s award was earned based on corporate results, and 30% was based on performance relative to individual/unit goals.

•	Corporate results were determined based on EPS and Deposit Growth (defined as the total net increase in nonbroker deposits in the plan year).

•
Each participant had multiple individual goals against which individual performance is evaluated. The framework for establishing these goals was based largely on execution of elements of S&T’s strategic plan, including activities centered around multi-faceted growth, profit improvement, operational effectiveness, corporate culture, effective brand and enterprise risk management (i.e., balanced risk and reward).

The formula used to determine awards is defined as follows:

Award Earned	=	Calendar Year Base Salary	×	Target Incentive Opportunity as a % of Salary	×	S&T's Financial Results To Goals Performance Factor	+	Individual Objectives Performance Factor

The corporate performance measures for 2015, EPS and Deposit Growth, were each assigned specific weighting factors, and actual earnings opportunities were based on the Performance Level actually achieved relative to the performance ranges shown in the table below:

Performance Level	Payout Level Percentage
Below Threshold	0% of Allocated Target
Threshold	25% of Allocated Target
Target	100% of Allocated Target
Distinguished	150% of Allocated Target

•
Allocated Target equals the participant’s MIP incentive target multiplied by the weighting for each performance category (i.e., 60% for EPS, 10% for customer deposit growth, and 30% for individual objectives.)

•	The Deposit Growth Performance Measure is an “all-or-nothing” performance standard in which 100% of the Allocated Target is earned only if the Target Performance Level is met.

•
The Payout Level Percentages relating to the EPS Performance Measure vary depending on Actual Performance, and its payout curve rises continuously from Threshold to Target and from Target to Distinguished. Therefore, to determine awards between Threshold and Target and Target and Distinguished, linear interpolation would be utilized.

To further strengthen the linkage between the MIP award, risk management and shareholder value creation, the MIP contains a “Shareholder Protection Feature” in which payouts will not occur for any plan year if S&T falls below “well capitalized” capital ratio requirements established by regulatory authorities, determined as of and up to the date that any payment would ordinarily occur pursuant to the MIP’s provisions. In addition to the Shareholder Protection Feature of the MIP, the MIP is operational only if S&T achieves Return on Average Equity (“ROAE”) for the plan year of at least 5% (the “Minimum Gateway Requirement”). The Compensation Committee believes that these features, coupled with the clawback requirements and the use of multiple performance measures, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant.
The Compensation Committee has approved the 2016 MIP, which has similar provisions to the 2015 MIP. The corporate performance measures are each assigned specific weighting factors, and actual payouts will be based on the Performance Level actually achieved as follows:

Performance Level	Payout Level Percentage
Below Threshold	0% of Allocated Target
Threshold	25% of Allocated Target
Target	100% of Allocated Target
Distinguished	150% of Allocated Target

•	Allocated Target equals the participant’s MIP incentive target multiplied by the weighting for each performance category (i.e., 60% for EPS, 10% for Deposit Growth, and 30% for individual objectives.)

•	The Deposit Growth Performance Measure is an “all-or-nothing” performance standard in which 100% of the Allocated Target is earned only if the Target Performance Level is met.

•
The Payout Level Percentages relating to the EPS Performance Measure vary depending on Actual Performance, and its payout curve rises continuously from Threshold to Target and from Target to Distinguished. Therefore, to determine awards between Threshold and Target and Target and Distinguished, linear interpolation would be utilized.

Award opportunities for 2016 for the NEOs are shown in the table below and reflect the amount payable to NEOs if S&T were to achieve target financial results and the NEOs achieve 100% of their individual objectives for 2016.

Named Executive Officer	MIP Target % of Base Salary	MIP Target $ of Base Salary
Todd Brice, President, President and Chief Executive Officer	35%	$213,500
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	30%	98,250
David Antolik, Senior Executive Vice President and Chief Lending Officer	30%	108,300
David Ruddock, Senior Executive Vice President and Chief Operating Officer	30%	92,500
Ernest Draganza, Senior Executive Vice President and Chief Risk Officer	30%	90,510
David Richards, Executive Vice President and Market Executive (1)	N/A	N/A

(1) Mr. Richards participates in the State College Market Growth Incentive Plan (the "State College Plan") in lieu of the MIP. The objective of the State College Plan is to grow the lending portfolio in the State College, PA market and to recruit a banking team to service that market. Payment is based on the outstanding loan balance portfolio developed by the participant over six month intervals. All payouts are subject to senior management approval and are capped at pre-established amounts. Also, in 2016, Mr. Richards will not be an NEO because he is not an executive of S&T.
Long-Term Incentive Plan
The LTIP is designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention.
The 2015 LTIP included the following features:

•	The target incentive payout was 40% and 35% of base salary for the CEO and other NEOs, respectively.

•	The incentive payout is denominated in restricted stock by dividing the target incentive by a grant date share value.

•	One half of the shares will be earned based on remaining with S&T for three years (time-based restricted share awards vest on the second and third anniversaries of their grant date).

•	The other half will be earned based on performance relative to the Peer Banks and is referred to as the Performance-Based Restricted Share (“PBRS”) Target.

•
The number of PBRSs earned may rise to 150% of the PBRSs originally granted to a participant if Return on Average Equity performance is at the “distinguished” level (see below) and Total Shareholder Return is above half the Peer Banks. The number of PBRSs can fall to zero shares if performance is below the threshold level. If the number of shares earned exceeds the number of PBRSs issued to a participant (because performance is above target) S&T issues additional unrestricted shares upon vesting so that the participant receives the full number of shares earned.

The 2015 LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as described earlier for the 2015 MIP. The Compensation Committee believes that these features, coupled with the restricted stock and clawback requirements, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant. The 2015 LTIP puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives, beyond that offered by the annual cash incentive under the MIP.

Two metrics are used to determine the percentage of the PBRS Target earned through vesting of the PBRS awards (also referred to as performance shares):
(1) Return on Average Equity (“ROAE”) for 2015 through 2017 relative to Peer Banks
Participants can earn from 0% to 120% of their PBRS Target based on this metric as summarized below:

Performance Level	ROAE for 3-year Performance Period Relative to Peer Banks	Vesting Percentage (a)
Below Threshold	Below the 40 th percentile of the Peer Banks	0% of Target
Threshold	40 th percentile of the Peer Banks	25% of Target
Target	60 th percentile of the Peer Banks	100% of Target
Distinguished	75 th percentile of the Peer Banks	120% of Target

(a)The Vesting Percentage for ROAE will vary depending on actual performance. The payout curve rises continuously from Threshold to Target and from Target to Distinguished. Therefore, to determine awards between Threshold and Target and Target and Distinguished, linear interpolation would be utilized.
(2) Cumulative Total Shareholder Return for 2015 through 2017 relative to Peer Banks
Participants can earn an additional 30% of their PBRS Target if S&T’s cumulative Total Shareholder Return (“TSR”) for the three year performance period exceeds the cumulative TSR for more than half of S&T’s peers (i.e. exceeds 50th percentile of the Peer Banks).
The Compensation Committee has approved the 2016 LTIP, which has similar provisions to the 2015 LTIP, and has a three-year performance period of January 1, 2016 through December 31, 2018.
Certain Other Benefits
S&T provides other benefits, or perquisites, to the NEOs that are comparable to the other benefits provided at the Peer Banks. The Compensation Committee believes that perquisites should be appropriately limited in scope and value. The primary perquisites for the NEOs are the company contributions to a qualified defined contribution plan and a nonqualified deferred compensation plan, a defined benefit program, a company car or car allowance, payment of the initiation fees and dues for social or country club memberships and a welfare benefit plan.
S&T maintains the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”), which is a qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or 401(k) contributions. During 2015, S&T made matching contributions equal to 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of the employees’ eligible compensation. S&T considers the matching contributions to the Thrift Plan as an important incentive for employees to contribute toward their own retirement savings. In 2015, S&T made the following matching contributions to the Thrift Plan for each NEO: Mr. Brice, $9,275; Mr. Kochvar, $8,400; Mr. Antolik, $6,300; Mr. Ruddock, $9,275; Mr. Draganza, $8,400 and Mr. Richards, $9,275.
S&T established the S&T Bancorp, Inc. Supplemental Savings and Make-Up Plan (the “Nonqualified Plan”) in 1995 in order to provide certain management employees, including executives, the ability to make up for certain benefits that would normally be provided under S&T’s qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees. The Nonqualified Plan was amended for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”) in December 2008, and again in 2012 to allow for employer discretionary contributions. S&T makes employer contributions to this plan that cannot be made to the qualified plans due to the aforementioned limits. During 2015, S&T contributed to the Nonqualified Plan for Mr. Brice $16,358; Mr. Kochvar, $0; Mr. Antolik, $9,902; Mr. Ruddock, $0; Mr. Draganza, $0, and Mr. Richards, $250,000. The contribution to Mr. Richards was a discretionary contribution which is scheduled to vest 50% upon completion of his fifth year of service and 10% annually after completion of each of the next five years.
S&T maintains a defined benefit pension program for eligible employees hired before January 1, 2008, including NEOs hired before that date. The NEOs’ defined benefit pension benefit is determined from two sources: (1) the qualified defined benefit retirement plan; and (2) a nonqualified supplemental plan. The benefits provided under these two sources are described beginning on page 39 of this Proxy Statement. The value of such defined benefit pension benefits changes as compensation, service length, discount rate and mortality assumptions change. Consequently, the value credited to each NEO in the Summary Compensation Table on page 36 of this Proxy Statement as Change in Pension Value is a function of a number of assumptions required to calculate the present value of benefits. The present value of the pension can change without the accrual of additional benefits to the NEO, but as a result of a change in interest rates. More specifically, in 2013, interest rates rose, resulting in a negative Change in Pension Value for the NEOs, except for Mr. Kochvar who had a $16,200 Change in Pension Value due to his compensation increases over the past five years. A negative Change in Pension Value is treated as a zero change for purposes of the Summary Compensation Table. For 2014, 49.5% of the increase in the Change in Pension Value amount shown in the Summary Compensation Table is attributable to a 75 basis point decrease in interest rates. For 2015, the increase was primarily due to the accrual of additional service and increases in compensation. This increase was partially offset by a 25 basis point increase in interest rates.
S&T’s executives frequently drive vehicles on company business. Therefore, S&T provides either a company car or a car allowance to executives. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive an annual car allowance of $6,000 or $7,200, depending upon the frequency that the executive drives. The car allowance is fully taxable compensation.
S&T pays for certain members of senior management to belong to one or more private clubs, if the member of management has significant customer contact and involvement in the community. S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. Expenses of a personal nature or related to a spouse are not paid by S&T.
Other benefits generally provided to all officers and full-time employees include the S&T Bank Welfare Benefit Plan. This plan has provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a flexible spending account, a health savings account and life insurance. If S&T hires or initiates a transfer of an employee, including an NEO, with special skills and requires a relocation of more than 35 miles, the employee may be eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances S&T will also gross up taxable relocation reimbursements for federal taxes.
PROCESS FOR DETERMINING NAMED EXECUTIVE OFFICER COMPENSATION
Compensation Approval Process
Executive compensation decisions are made by the Compensation Committee. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee independently decides the compensation that S&T will pay the CEO. For the remaining executive officers, the CEO makes recommendations to the Compensation Committee, which reviews, approves or adjusts the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the CEO’s compensation. The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2014 Incentive Plan (the “2014 Plan”), the MIP and the LTIP, which are made solely by the Compensation Committee with input from the CEO on all other NEOs. The Compensation Committee may delegate to its chairperson such power and authority as the Compensation Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Compensation Committee or a subcommittee of at least two members.
The Compensation Committee operates under a written charter approved by the S&T Board, which it reviews, modifies as necessary and reaffirms on an annual basis. The Compensation Committee charter is available in the Corporate Governance section of our website at: www.stbancorp.com.
Role of the Executive Compensation Advisor to the Compensation and Benefits Committee
During 2014 and early 2015, the Compensation Committee engaged Aon Hewitt to serve as an advisor to the Compensation Committee for executive compensation, including compensation of the NEOs. The Compensation Committee has monitored the relationship with Aon Hewitt carefully and has determined that the advice provided on NEO pay meets the highest standards of internal and external defensibility for such advice and that Aon Hewitt is independent and that there were no conflicts of interest resulting from retaining Aon Hewitt for such engagement. In reaching these conclusions, the Compensation Committee considered the factors set forth in both SEC rules and NASDAQ listing standards.

Role of Management (CEO)
The Compensation Committee reviews and approves the salary of Mr. Brice, the President and Chief Executive Officer, annually. The salaries for the other NEOs are reviewed by Mr. Brice, and are presented for approval to the Compensation Committee on an annual basis, typically in December. For 2013, 2014 and 2015, the Compensation Committee accepted the CEO’s salary recommendation for executives, including the NEOs.
Use of Competitive Data
The Compensation Committee reviews comparisons of the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to establish competitive benchmarks for S&T’s compensation program. Aon Hewitt prepared the comparisons for 2013 and 2014, respectively. The Compensation Committee retained the same peers in 2015 as in 2014, due to its consideration that the peer banks continued to be appropriate. The peer banks are based on similar size and scope to S&T, operating both inside and outside S&T’s geographic market, and include the following banks for pay comparison purposes (collectively, the “Peer Banks”):

•    1st Source Corporation
•    BancFirst Corporation
•    Berkshire Hills Bancorp, Inc.
•    Chemical Financial Corporation
•    City Holding Company
•    Community Bank System, Inc.
•    First Busey Corporation
•    First Commonwealth Financial Corporation
•    First Merchants Corporation

•    Independent Bank Corporation
•    NBT Bancorp, Inc.
•    Peoples Bancorp, Inc.
•    Renasant Corporation
•    Sandy Spring Bancorp, Inc.
•    Univest Corporation of Pennsylvania
•    Union First Market Bankshares
•    WesBanco, Inc.
•    WSFS Financial Corporation

For 2013, F.N.B. Corporation was included in the Peer Group, but was excluded for 2014 and 2015 due to its larger asset size.
PAY FOR PERFORMANCE
Pay for Performance Alignment
As described in the preceding discussions of the MIP and LTIP, the Compensation Committee approved incentive opportunities under the MIP and the LTIP for executives in 2015. The executives also continued to have opportunities to benefit from corporate financial performance through performance-based restricted stock awards under the 2014 LTIP.
2015 NAMED EXECUTIVE OFFICER COMPENSATION DECISIONS AND PERFORMANCE CONSIDERATIONS
The following summarizes the pay actions and decisions made for 2015 for each component of pay for each NEO.

Base Salary Decisions
When appropriate, the Compensation Committee increases base salaries both to ensure consistency with market competitive practices and to recognize the critical value of each senior executive’s management of S&T. In 2015 and 2016, the Compensation Committee approved salary increases that recognized each NEO’s success in 2014 and 2015, respectively, in executing our key strategic initiatives of loan growth, improving asset quality and expense control. The following table summarizes base salary decisions made for NEOs for 2015 and 2016.

Name	2014 Salary (Effective 1/01/2014)	2015 Salary (Effective 1/01/2015)	% Increase	2016 Salary (Effective 1/01/2016)	% Increase
Todd Brice	$550,000	$585,000	6.36%	$610,000	4.27%
Mark Kochvar	295,000	315,000	6.78%	327,500	3.97%
David Antolik	322,000	347,000	7.76%	361,000	4.03%
David Ruddock	279,000	298,000	6.81%	308,500	3.52%
Ernest Draganza	273,000	291,500	6.78%	301,700	3.50%
David Richards (1)	236,000	236,000	0.00%	243,000	2.97%

(1) Mr. Richards was hired on March 3, 2014.
Summary of Management Annual Incentive Decisions for 2015 Performance
Our 2015 EPS result of $1.98 was under the $2.05 Target Performance Level, resulting in a Payout Level Percentage of 65% of the 60% Allocated Target. The Deposit Growth Performance Measure was not met; therefore, none of the 10% Allocated Target was earned. Based on achieving the between the Threshold and Target Performance Levels of EPS and the level of achievement of individual/unit goals, but not achieving the Customer Deposit Growth Performance Goal, at its meeting on March 21, 2016, the Compensation Committee approved the following cash awards under the 2015 MIP to each NEO:

Named Executive Officer	Award
Todd Brice, President, President and Chief Executive Officer	$134,521
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	59,535
David Antolik, Senior Executive Vice President and Chief Lending Officer	71,829
David Ruddock, Senior Executive Vice President and Chief Operating Officer	59,540
Ernest Draganza, Senior Executive Vice President and Chief Risk Officer	58,701
David Richards, Executive Vice President and Market Executive (1)	N/A

(1) Mr. Richards participates in the State College Plan, in lieu of the MIP. Under that plan, he earned $72,036 in 2015.
The award amounts are disclosed in the Summary Compensation Table on page 36 of this Proxy Statement.
2015 Long-Term Incentive Awards
On March 16, 2015, the Compensation Committee awarded the NEOs equity denominated long-term incentive awards under the 2015 LTIP. Grants were made at a grant price equal to $29.12 per share, which was the average of the high and low price of S&T Common Stock for the ten trading days ending on the grant date. Each NEO’s target award consists of the following:

•
Half in the form of performance-based restricted shares which are earned over a three-year period based on return on average equity performance relative to S&T’s Peer Banks (identified on page 28 of this Proxy Statement); and

•	Half in the form of time-based restricted shares which vest in equal amounts on the second and third anniversaries of their grant date.
If an NEO terminates employment prior to full vesting of any incentive award under the 2015 LTIP for any reason other than death or disability, or retirement in the case of time-based restricted shares, the award, to the extent not previously vested, shall be forfeited.

The following awards were granted under the 2015 LTIP to the NEOs:

Named Executive Officer	Value of 2015 LTIP Award	Number of Time-Based Shares	Number of Performance-Based Shares
Todd Brice, President, President and Chief Executive Officer	234,000	4,018	4,017
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	110,250	1,893	1,893
David Antolik, Senior Executive Vice President and Chief Lending Officer	121,450	2,085	2,085
David Ruddock, Senior Executive Vice President and Chief Operating Officer	104,300	1,791	1,790
Ernest Draganza, Senior Executive Vice President and Chief Risk Officer	102,025	1,752	1,751
David Richards, Executive Vice President and Market Executive	59,000	1,013	1,013

As of March 31, 2016 and projected as of December 31, 2016, NEOs have the following outstanding restricted shares under the 2014 and 2015 LTIP:

Named Executive Officer	Outstanding Restricted Shares March 31, 2016	Outstanding Restricted Shares December 31, 2016
Todd Brice	27,035	24,663
Mark Kochvar	12,707	11,594
David Antolik	13,956	12,741
David Ruddock	12,002	10,949
Ernest Draganza	11,740	10,710
David Richards	6,938	6,302

CHANGE IN CONTROL
Effective January 1, 2007, S&T began entering into change in control agreements with selected officers in senior management, including all the NEOs. These agreements were put in place to help ensure that S&T’s leadership team remains engaged and focused should the organization ever become the target of a change in control where their jobs or ongoing compensation could be at risk. On December 31, 2008, S&T restated these change in control agreements for the purpose of complying with the requirements of Section 409A. Effective April 7, 2015, S&T restated these change in control agreements for the purpose of updating them to reflect current market practices. The primary terms and compensation payments contemplated by the agreements have been modified but now also include robust non-competition and non-solicitation provisions, one or both of which must be agreed to by the executive in order to receive the benefits provided. The agreements provide for the following compensation:

•
S&T’s CEO will receive (a) a lump sum payment of 300% of the sum of his base salary and target bonus and (b) a pro rated annual bonus (based on the NEO, target bonus) for the year of termination, payable in a lump sum if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within three years following a “change in control” (as defined below); or (3) he terminates his employment for “good reason” (as defined below) within three years following a change in control.

•
Depending upon their date of promotion, the other NEOs will receive (a) a lump sum payment of 200% of his base salary and target bonus and (b) a pro rated annual bonus (based on the NEO, target bonus) for the year of termination, payable in a lump sum if: (1) the NEO’s employment is involuntarily terminated without cause within six months preceding a change in control; (2) the NEO’s employment is involuntarily terminated without cause within two years following a “change in control” (as defined below); or (3) the NEO terminates his employment for “good reason” (as defined below) within two years following a change in control.

•
Payments under the agreements shall be paid or provided (or commence to be paid or provided) within five (5) business days after the executive has satisfied the requirement that executive sign an irrevocable release of all claims against S&T, subject to a six-month delay for compliance with Section 409A, if necessary. (See “Tax Considerations” below). The CEO and NEOs who receive either 300% or 200% of their salary and target annual bonus in a change in control will also be subject to twelve (12) month non-competition and non-solicitation covenants. NEOs who receive 100% of salary and annual bonuses are subject to twelve (12) month non-

solicitation covenants. Each agreement provides that if the executive’s employment is terminated without cause, or terminates for good reason, within the three or two years of a change in control, as applicable for that particular executive, he will also receive payments equal to the amount of money required to maintain health benefits under COBRA. These additional benefits will continue for three years for the President and CEO and for two years for the other NEOs. Each agreement provides that, in the event any benefit received by a NEO in connection with a change in control or in connection with the termination of the NEO’s employment (whether pursuant to the agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax.
The agreements define “good reason” as the occurrence of any of the following (without the executive’s consent) after a change in control:

•
A material diminution of the executive’s duties, authority or responsibility, or any material change in the geographic location at which the executive must perform services (in this case, a material change means any location more than 40 land miles from the location prior to the change in control);

•
A material breach of the obligation imposed under the agreement for S&T (or any successor) to (a) continue to provide the executive after a change in control with benefits substantially similar to those enjoyed by the executive under any of S&T’s pension, life insurance, medical, health and accident, disability or other welfare plans (but not including annual bonus or incentive or equity-based compensation plans) in which the executive was participating at the time of the change in control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the executive; (b) provide annual bonus and incentive compensation opportunities that are not less favorable than provided prior to the change in control; or (c) provide the executive with the number of paid vacation days to which the executive is entitled to on the basis of years of service with S&T in accordance with S&T’s normal vacation policy in effect at the time of a change in control;

•	A material breach of the obligation imposed under the agreement that the agreement be binding upon any successor to S&T; or

•	A reduction of more than 10% in the executive’s annual base salary by S&T.
An executive cannot terminate for “Good Reason” unless (a) the executive shall have given written notice of such event to S&T within ninety (90) days after the initial occurrence thereof, (b) S&T shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (c) the executive terminates employment within six (6) months after the initial notification of the event constituting Good Reason.
A “change in control” is defined in the agreements as the occurrence of any of the following:

•
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the execution date of the agreement), other than a pension, profit-sharing or other employee benefit plan established by S&T, that is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act in effect as of the date first written above), directly or indirectly, of securities of S&T representing twenty- five percent (25%) or more of the combined voting power of the S&T’s then outstanding securities;

•
During any period of two consecutive years, individuals who at the beginning of such period constitute the S&T Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

•
The consummation of a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of S&T or such surviving entity outstanding immediately after such merger or consolidation;

•
The shareholders of S&T or the S&T Board approve a plan of complete liquidation or an agreement for the sale of or disposition (in one transaction or a series of transactions) of all or substantially all of S&T’s assets; or

•
Any other event that constitutes a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision.

The agreements specifically exclude public stock offerings by S&T and convertible debt offerings by S&T from the definition of “change in control.”
The Compensation Committee believes that the agreement provides reasonable protection to the individual members on the senior management team and thereby aligns senior management’s interest with the interest of S&T’s shareholders.
OTHER COMPENSATION-RELATED PROVISIONS
Stock Ownership Guidelines
The Compensation Committee continues to believe that stock ownership in S&T is important to align shareholder and management interests. On December 17, 2007, the Compensation Committee adopted stock ownership guidelines for certain executives, including the NEOs, beginning on January 1, 2008. Under the guidelines, the CEO, senior executive vice presidents, executive vice presidents and senior vice presidents should own Common Stock having a market value equal to the following multiple of the individual’s base salary:

Role	Multiple of Fair Market Value of Common Stock
President and Chief Executive Officer	3X
SEVPs	2X
EVPs and SVPs	1X

Currently, Messrs. Brice, Kochvar, Antolik, Ruddock and Draganza meet the ownership guidelines. The guidelines do not establish a deadline for compliance with the stock ownership requirements; however, the Compensation Committee established additional guidelines that limit senior management to the right to liquidate only the number of the vesting restricted shares of Common Stock sufficient for paying current tax liabilities on the vesting shares, until the officer achieves the stock ownership guidelines.
Claw-Back Feature
The Compensation Committee adopted a claw-back feature in 2010. All payments are subject to claw-back provisions that can result in the awards being canceled or prior payments recouped. These claw-back provisions allow S&T to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to an NEO or any of our next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.
Risk Mitigation in Plan Design
The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages any unnecessary or excessive risk taking and concludes:

•	S&T’s compensation plans do not encourage executives to take unnecessary and excessive risks that could threaten the value of S&T;

•	The compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The compensation plans are not structured to create substantial opportunities to benefit due to material manipulation of financial results.
In addition, at least annually, the Compensation Committee discusses, evaluates and reviews with S&T’s CRO the compensation arrangements to ensure that: (i) the compensation plans for senior management (senior vice presidents or higher) do not encourage the members of senior management to take unnecessary and excessive risks that threaten the value of the S&T, (ii) the compensation plans for employees do not pose unnecessary risks to S&T, and (iii) the compensation plans for employees do not encourage the manipulation of reported earnings to enhance the compensation of any of S&T’s employees.

Employment Agreements
S&T does not provide employment agreements for any of the NEOs. S&T believes in a policy of “at will” employment arrangements.
EFFECT OF TAXATION ON COMPENSATION PROGRAMS (TAX CONSIDERATIONS)
Code Sections 162(m) and 409A
The Compensation Committee believes that it has structured the compensation program to comply with Code Sections 162(m) and 409A. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the chief financial officer) to the extent that any such individual’s compensation exceeds $1 million.
“Qualified performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. The Compensation Committee is monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m) of the Code. While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible when it believes that such payments are appropriate and in the best interests of the shareholders.
Gross-ups and IRC Section 280G
S&T does not provide any tax gross-ups to any NEOs or any other employee that may have the right to a payment upon a change in control.

COMPENSATION AND BENEFITS COMMITTEE REPORT
We, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of S&T Bancorp, Inc. (“S&T”), have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with S&T’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and S&T’s Annual Report on Form 10-K for the year ended December 31, 2015.
Review of Risk Associated With Compensation Plans
In accordance with S&T corporate policy, the Compensation Committee reviewed the incentive compensation arrangements for senior management (senior vice president and higher) with S&T’s Chief Risk Officer and personnel acting in a similar capacity, to ensure that these incentive compensation arrangements do not encourage members of senior management to take unnecessary and excessive risks that threaten the value of the institution. The Compensation Committee meets annually with the Chief Executive Officer, Chief Risk Officer and the Director of Human Resources to, among other things:

1.	Discuss the long-term and short-term risks that the bank faces that could threaten the value of S&T;

2.
Identify the features of the S&T’s incentive compensation arrangements that could lead members of senior management to take such risks or focus on short-term results and how to limit those features; and

3.	Review the employee compensation plans and eliminate features in those plans that could encourage manipulation of reported earnings.
The Compensation Committee reviewed the following senior management compensation plans and employee compensation plans: the 2015 Management Incentive Plan (“2015 MIP”); the 2015 Long-Term Incentive Plan (“2015 LTIP”); the 2015 Employee Incentive Plan (“2015 EIP”); the Commercial Lender Incentive Plan, an incentive for commercial lending employees based on loan fee income and new deposits generated; and 34 other employee incentive compensation plans which were determined by the Compensation Committee to be low risk.
On March 16, 2015, the Compensation Committee approved the 2015 MIP, the 2015 LTIP and the 2015 EIP. The purpose of the 2015 MIP was to provide senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that was not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention. The 2015 MIP provided for an annual incentive based on individual performance and S&T’s financial performance relative to goal for earnings per share ("EPS") and for Deposit Growth (the net increase of nonbroker deposits in the plan year). The target annual incentive payout was based on a percentage of base salary, as follows: the Chief Executive Officer, 35%; Senior Executive Vice President, 30%; Executive Vice President, 20%; and Senior Vice President, 10%. For the Chief Executive Officer, Senior Executive Vice Presidents and Executive Vice President, 70% of each participant’s award was earned based on corporate results (60% EPS and 10% Deposit Growth), and 30% was based on performance relative to individual goals. For Senior Vice Presidents, each participant’s award was based 50% on corporate results (40% EPS and 10% Deposit Growth) and 50% on performance relative to individual goals.
For 2015, the Compensation Committee determined that S&T achieved between the threshold and target levels of $1.90 and $2.05, respectively, for its EPS financial performance goal with an EPS of $1.98, but Deposit Growth was under the goal of $242 million. Since S&T met the “Shareholder Protection Feature” (that is, exceeded the “well-capitalized” capital ratio requirement) and the “Minimum Gateway Requirement” (at least 5% return on average equity ("ROAE"), the Compensation Committee determined that payments would be made under the 2015 MIP for its EPS financial performance for the 2015 fiscal year. The Compensation Committee also reviewed senior management’s performance relative to individual goals and approved payments for achievement of those individual goals.
The 2015 LTIP provides senior management with a long-term incentive opportunity designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention. The target incentive is based on a percentage of base salary, as follows: Chief Executive Officer, 40%; Senior Executive Vice President, 35%; Executive Vice President, 25%; and Senior Vice President, 10%. The incentive is in the form of shares of restricted stock equal to the target incentive divided by a grant date share value. One half of the shares will be earned based on remaining with S&T for two to three years (time-based restricted share awards). The other half will be earned based on S&T’s ROAE performance over a three-year period compared to the Peer Banks (performance-based restricted share awards). The number of performance-based restricted share awards earned may rise to 120% of the target number of shares or shrink to zero shares based on performance. Participants can earn an additional 30% of their target incentive if S&T’s cumulative Total Shareholder Return (“TSR”) for the three year performance period exceeds the cumulative TSR for more than half of S&T’s Peer Group (i.e., exceeds the 50th percentile of the Peer Group). The maximum payout of performance-based restricted share awards under the 2015 LTIP is 150% of the target incentive for such awards. Payments to the NEOs will be made in the form of shares of long-term restricted stock subject to vesting requirements and transferability restrictions. Payments are also subject to claw-back provisions, whereby a payment may be recovered by S&T if it was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric. The LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as the 2015 MIP as described above. The Compensation Committee believes that these features, coupled with the restricted stock and claw-back requirements, provides for substantial protection against excessive or unnecessary risk-taking by any plan participant.
The 2015 EIP provided a cash incentive opportunity to all employees under the level of senior vice president, based on the achievement of a predetermined EPS goal that the Compensation Committee approved. The employees earn a percentage of their eligible compensation. The EPS goals and incentive percentages for 2015 were: $1.90 for a 1% incentive, $2.05 for a 2% incentive, and $2.20 and above for a 3% incentive. Eligible employees earned a 1.53% incentive for 2015, since the S&T achieved an EPS of $1.98. The Compensation Committee implemented the 2016 Employee Incentive Plan, which is substantially similar to the 2015 EIP and is based on EPS goals.
In 2015, the Compensation Committee engaged Aon Hewitt to review the MIP and LTIP for 2015.
After a careful evaluation of all employee incentive plans, the Committee concluded:

•	S&T’s incentive compensation plans do not encourage members of senior management to take unnecessary and excessive risks that could threaten the value of S&T;

•	The incentive compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The incentive compensation plans are not structured to create substantial opportunities to benefit due to material
Compensation and Benefits Committee:
Jeffrey Grube (Chairman)
John Delaney
Michael Donnelly
Jerry Hostetter
Steven Weingarten

EXECUTIVE COMPENSATION
The following table provides information concerning remuneration of the NEOs during 2013-2015.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value ($) (4)	All Other Compensation ($) (6)	Total ($)
Todd D. Brice	2015	585,000	0	234,000	134,521	319,400	62,328	1,335,249
President and Chief Executive Officer	2014	550,000	0	220,004	225,225	637,500	50,077	1,682,806
	2013	525,000	52,500	0	0	0	53,088	630,588

Mark Kochvar	2015	315,000	0	110,250	59,535	145,500	23,431	653,716
Sr. Executive Vice President and Chief Financial Officer	2014	295,000	0	103,242	103,678	266,900	21,196	790,016
	2013	278,000	27,800	0	0	16,200	20,222	342,222

David G. Antolik	2015	347,000	0	121,450	71,829	106,100	33,875	680,254
Sr. Executive Vice President and Chief Lending Officer	2014	322,000	0	112,703	115,920	242,300	29,836	822,759
	2013	302,000	30,200	0	0	0	25,980	358,180

David P. Ruddock	2015	298,000	0	104,300	59,540	154,400	31,600	647,840
Sr. Executive Vice President and Chief Operating Officer	2014	279,000	0	97,653	99,185	291,100	32,716	799,654
	2013	265,000	26,500	0	0	0	24,824	316,324

Ernest J. Draganza	2015	291,500	0	102,025	58,701	112,800	27,438	592,464
Sr. Executive Vice President and Chief Risk Officer	2014	273,000	0	95,550	98,280	210,900	18,079	695,809
	2013	260,000	26,000	0	0	22,600	17,169	325,769

David Z. Richards (5)	2015	236,000	0	59,000	72,036	0	278,494	645,530
Executive Vice President and Market Executive	2014	189,708	111,810	59,000	0	0	19,619	380,137
	2013	0	0	0	0	0	0	0

(1) The Compensation Committee awarded a discretionary bonus to executives in 2013, including the NEOs, in the amount of 10% of base salary earned. Mr. Richards was hired in 2014, and received a signing bonus of $111,810.
(2) On March 16, 2015, the Compensation Committee granted long term restricted stock at a grant price of $29.12. On May 19, 2014, the Compensation Committee granted long term restricted stock at a grant price of $23.19. The grants were in accordance with the 2015 and the 2014 LTIP, respectively, pursuant to the Compensation Committee's authority under the 2014 Plan. No grants of restricted stock were awarded in 2013.
(3) This column includes the incentive payments resulting from the MIPs for 2014 and 2015, which the Compensation Committee approved on March 17, 2014 and March 16, 2015, respectively, for performance during the previously completed fiscal year. No management incentive bonuses were earned during fiscal year 2013. See “Management Incentive Awards” in the “Compensation Discussion and Analysis” on page 23. The incentive for Mr. Richards is for the State College Market Growth Incentive Plan, in which he participates in lieu of the MIP.
(4) This column shows the aggregate year-to-year change in the actuarial present value of the NEOs’ accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for ASC 715 “Compensation – Retirement Benefits” accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the ASC 715 discount rate as well as changes due to compensation, service length and mortality assumptions. The change in pension value during 2013 for Messrs. Brice, Antolik, and Ruddock are negative $74,300, negative $63,500, and negative $33,700, respectively (negative amounts are not reflected in the amounts disclosed above). Since these defined benefit plans were closed to employees hired after December 31, 2007, Mr. Richards, who was hired in 2014, is not eligible to participate.
(5) Mr. Richards was an executive officer of S&T until November 16, 2015, at which time the S&T Board reevaluated the officers included as executive officers for S&T. Mr. Richards would have been an NEO in 2015, except for the S&T Board’s change in the designation of its executive officers.
(6) The compensation represented by the amounts for 2013, 2014, and 2015 as set forth in the All Other Compensation column for the NEOs is detailed in the following table.

All Other Compensation

Name	Year	Company Contributions to Qualified Defined Contribution Plan (a)	Company Contributions to Nonqualified Defined Contribution Plan (b)	Company Contributions to Health Savings Account (c)	Company Car or Car Allowance (d)	Country Club Dues (e)	Company Paid Life Insurance Premiums (f)	Restricted Stock Dividends (g)	All Other Compensation

Todd D. Brice	2015	9,275	16,358	0	15,648	12,301	2,438	6,308	62,328
	2014	9,100	9,587	0	11,746	11,856	2,528	5,260	50,077
	2013	8,925	7,518	0	15,087	11,453	2,348	7,757	53,088

Mark Kochvar	2015	8,400	0	1,500	6,000	0	4,529	3,002	23,431
	2014	8,050	0	2,000	6,000	0	2,467	2,679	21,196
	2013	8,050	0	0	6,000	0	2,165	4,007	20,222

David G. Antolik	2015	6,300	9,902	750	12,047	0	1,590	3,286	33,875
	2014	6,125	6,202	1,000	11,932	0	1,649	2,928	29,836
	2013	8,925	4,898	0	6,173	0	1,531	4,453	25,980

David P. Ruddock	2015	9,275	0	1,500	15,673	0	2,309	2,843	31,600
	2014	9,100	0	2,000	15,232	1,476	2,327	2,581	32,716
	2013	8,719	0	0	8,640	1,524	2,058	3,883	24,824

Ernest Draganza	2015	8,400	0	1,500	7,200	5,301	2,255	2,782	27,438
	2014	6,125	0	1,000	7,200	0	1,484	2,270	18,079
	2013	6,125	0	0	7,200	0	1,315	2,529	17,169

David Richards	2015	9,275	250,000	1,500	7,200	5,643	3,390	1,486	278,494
	2014	4,583	0	1,667	5,815	5,641	1,468	445	19,619
	2013	0	0	0	0	0	0	0	0

(a) Contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. S&T Bank made matching contributions equal to 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The employee’s eligible compensation was $255,000 in 2013, $260,000 in 2014 and $265,000 in 2015.
(b) Contributions by S&T Bank to the Nonqualified Plan that was established in order that certain management employees, including the NEOs, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees. The contribution to Mr. Richards was an employer discretionary contribution to recognize Mr. Richards contribution to S&T’s success and to make up for his ineligibility to participate in the defined benefit pension program.
(c) Contributions by S&T Bank to a health savings account (“HSA”) based on the NEO’s enrollment in S&T Bank’s high deductible health plan (“HDHP”), which is available to all S&T employees who are eligible under federal tax laws. The contribution in 2015 to the HSA was for $750 or $1,500 for individual or family coverage, respectively.
(d) This column represents the aggregate incremental cost to S&T for providing a car to the NEO. The cost includes the expense of depreciation, insurance, registration fees, maintenance and fuel. Messrs. Kochvar, Draganza and Richards received car allowances, in lieu of company cars.
(e) Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.
(f) This column includes the excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary. This insurance benefit is provided to all full time employees on a nondiscriminatory basis.
(g) Dividends on unvested restricted Common Stock, which are reported as taxable compensation on the NEO’s W-2.

Grants of Plan-Based Awards for Fiscal Year 2015

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Todd Brice	3/16/2015	85,381	197,993	259,418
	3/16/2015				8,035	234,000
Mark Kochvar	3/16/2015	36,855	88,830	117,180
	3/16/2015				3,786	110,250
David Antolik	3/16/2015	46,845	104,100	135,330
	3/16/2015				4,170	121,450
David Ruddock	3/16/2015	38,804	87,254	114,074
	3/16/2015				3,581	104,300
Ernest Draganza	3/16/2015	37,713	85,810	112,045
	3/16/2015				3,503	102,025
David Richards	3/16/2015	—	72,036	—
	3/16/2015				2,026	59,000

(1) These columns present the range of estimated payouts under the 2015 MIP. The incentive for Mr. Richards is for the State College Market Growth Incentive Plan (the "State College Plan"), in which he participates in lieu of the MIP. For the MIP, the payments assume that the NEOs earned the individual component according to their actual individual goal achievement in 2015, with the corporate component being the performance measure affecting the range of estimated payouts. The actual awards were paid on March 21, 2016 and are in the Summary Compensation Table for Fiscal Year 2015 in the Non-Equity Incentive Plan Compensation column. The actual awards were below Target, since the corporate measure for EPS was below the target level, and the measure for Deposit Growth was not achieved. The State College Plan's payout is based on the outstanding loan balance portfolio developed by the participants in at six month intervals. For a more detailed description of the 2015 MIP and the State College Market Growth Incentive Plan, see “Management Incentive Awards” in the “Compensation Discussion and Analysis” on page 23.
(2) On March 16, 2015, the Compensation Committee granted restricted stock at a grant price of $29.12, which was the average of the high and low price of S&T Common Stock for the ten trading days ending on the grant date, to the NEOs, and is in the Summary Compensation Table for Fiscal Year 2015 in the Stock Awards column. The grants were in accordance with the 2015 LTIP, pursuant to the Compensation Committee’s authority under the 2014 Plan. One half of the shares will be earned based on remaining with S&T for three years; the other half will be earned based on S&T’s ROAE performance over a three year period, 2015 through 2017. For a more detailed description of the 2015 LTIP, see “Long-Term Incentive Plan” in the “Compensation Discussion and Analysis" on page 25.

Outstanding Equity Awards at 2015 Fiscal Year
The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2015 for our NEOs. The market value of the stock awards is based on the closing price of S&T Common Stock as reported on The NASDAQ Stock Market on December 31, 2015 which was $30.82.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Unites of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Todd D. Brice
Granted 05/19/2014	—	—	—	—	9,487	292,389
Granted 03/16/2015	—	—	—	—	8,035	247,639

Mark Kochvar
Granted 05/19/2014	—	—	—	—	4,452	137,211
Granted 03/16/2015	—	—	—	—	3,786	116,685

David G. Antolik
Granted 05/19/2014	—	—	—	—	4,860	149,785
Granted 03/16/2015	—	—	—	—	4,170	128,519

David P. Ruddock
Granted 05/19/2014	—	—	—	—	4,211	129,783
Granted 03/16/2015	—	—	—	—	3,581	110,366

Ernest Draganza
Granted 05/19/2014	—	—	—	—	4,120	126,978
Granted 03/16/2015	—	—	—	—	3,503	107,962

David Richards
Granted 05/19/2014	—	—	—	—	2,544	78,406
Granted 03/16/2015	—	—	—	—	2,026	62,441

(1) The S&T Board awarded the restricted shares of Common Stock on May 19, 2014 and March 16, 2015 pursuant to the 2014 and 2015 LTIPs, respectively, with 50% vesting on the third anniversary, based on achievement of corporate performance goals, and 25% vesting on the second and third anniversaries, respectively.
Option Exercises and Stock Vested in Fiscal Year 2015
The following table sets forth information regarding the number and value restricted stock vested during 2015 for our NEOs.

	Option Awards		Stock Awards
Name	Number or Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number or Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Todd D. Brice	0	0	1,626	47,439
Mark Kochvar	0	0	1,244	36,294
David G. Antolik	0	0	1,352	39,445
David P. Ruddock	0	0	822	23,982
Ernest Draganza	0	0	806	23,515
David Richards	0	0	—	—

(1) The time-based shares of restricted S&T stock granted under the 2012 LTIP on March 19, 2012 vested 50% on March 19, 2014 and 50% on March 19, 2015. Fifty percent of the performance-based shares of restricted stock under the 2012 LTIP were forfeited on March 19, 2015 due to non-attainment of the minimum performance requirements. The remaining 50% of the performance-based shares were vested on March 19, 2015. The shares of restricted S&T stock granted under the 2012 LTIP were divided evenly between performance and time-based shares. The value realized on vesting is based on the average of the high and low price of S&T Common Stock on the close of the market on the date of the vesting. Mr. Richards was not a participant in the 2012 LTIP, due to his being hired in 2014.

Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Todd D. Brice	Employees’ Retirement Plan of S&T Bank	31	1,076,900	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	31	1,508,300	—
Mark Kochvar	Employees’ Retirement Plan of S&T Bank	24	904,200	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	24	195,300	—
David G. Antolik	Employees’ Retirement Plan of S&T Bank	26	748,200	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	26	260,100	—
David P. Ruddock	Employees’ Retirement Plan of S&T Bank	31	1,113,200	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	31	169,900	—
Ernest J. Draganza	Employees’ Retirement Plan of S&T Bank	19	637,400	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	19	150,100	—
David Richards	Employees’ Retirement Plan of S&T Bank	N/A	—	—
	S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	N/A	—	—

The present values shown above are based on benefits earned as of December 31, 2015 under the terms of the Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”) and the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under ASC 715 as of December 31, 2015, including a discount rate of 4.25%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Mr. Kochvar was eligible to retire as of December 31, 2015 and receive 67.92% of his benefits based on the reduction for early retirement described below. Mr. Richards is not eligible to participate in the “Retirement Plan” since the defined benefit plan was closed to new participants prior to his hire date.
On January 25, 2016, the Board of Directors approved an amendment to freeze benefit accruals under the Retirement Plan and Nonqualified Plan effective March 31, 2016. This change will result in no additional benefits being earned by participants in those plans based on service or pay after March 31, 2016.
Employees’ Retirement Plan of S&T Bank
The Employees’ Retirement Plan of S&T Bank (“Plan”) is a defined benefit pension plan that covers substantially all employees hired prior to 2008. The Plan provides benefits that are based on years of service and compensation. Benefits payable under the Plan at normal retirement, age 65, are determined under the following formula.
1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service
Plus
1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service
For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•
Average Final Compensation is the average compensation received during the highest five consecutive years out of the last ten years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits, but does not include amounts deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan. Compensation is limited each year as required by Federal law (limit was $260,000 for 2014).

•
Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21.

Participants’ benefits under the Plan are 100% vested after completion of five years of service. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least ten years of service are eligible to receive early retirement benefits under the Plan. For participants who met certain age and service requirements as of December 31, 2007, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 62. For participants who did not meet these requirements, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 65.
Accrued benefits under the Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Plan, including a single lump sum payment. All forms of payment are actuarially equivalent in value.
S&T Bancorp, Inc. Supplemental Savings and Make-up Plan
As noted above under the definition of Average Final Compensation for the Employees’ Retirement Plan of S&T Bank, compensation deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) is not included as eligible compensation and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores benefits that are not payable by the Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Retirement Plan apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.
Nonqualified Deferred Compensation
The following table provides information with respect to the Nonqualified Plan and the NEOs. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Todd Brice	32,716	16,358	9,430	0	436,431
Mark Kochvar	0	0	5,063	0	211,464
David Antolik	28,292	9,902	5,049	0	243,055
David Ruddock	0	0	0	0	—
Ernest Draganza	0	0	450	0	18,749
David Richards	0	250,000	(3,218)	(5,840)	240,942

(1) The amounts in this column have been included in the “All Other Compensation” column of the Summary Compensation Table on page 37.
(2) Mr. Richards elected to have the Social Security and Medicare taxes withheld from the employer contribution prior to deposit to the Rabbi Trust.
The Nonqualified Plan offers certain management employees, including the NEOs, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, the Nonqualified Plan can be used by highly-compensated employees who are limited to the salary deferral limit to the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the Make-up provision.
S&T Bank makes employer matching and year end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3.5% of the deferral amount, except the match on deferrals under the Make-up provision, which are matched 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The year end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans.
The participants may elect the allocation percentages for employee deferrals and employer contributions into two large capitalization mutual funds, a balanced fund and a money market mutual fund in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund Admiral, Fundamental Investors Fund Class R5, Dodge & Cox Balanced Fund and Federated Prime Obligations Fund.
As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Section 409A of the Code.
Termination of Employment and Change-in-Control Arrangements
As described above, our NEOs do not have employment agreements. The NEOs would receive payments from S&T in connection with a termination from employment pursuant to their change-in-control agreements. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, good cause or change in control of S&T. In the event of death, the NEO’s beneficiary, heirs or estate would be entitled to certain payments.
Resignation. There are no employment agreements between S&T and any of the NEOs; therefore, in the event of resignation, the NEO would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments.
Retirement. Upon retirement, the NEOs would receive pension benefits as described above in the “Retirement Plan” and the “Nonqualified Plan.” Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. Various optional annuity forms of payment are available under the Retirement Plan, including a single lump sum payment. All forms of payment are actuarially equivalent in value.

	The Retirement Plan		The Nonqualified Plan, Lump Sum Benefit as of 1/1/2015 (3)
	Date Payable (1)	Annual Benefit (2)
Todd D. Brice	age 65	$102,400	$535,000
Mark Kochvar	1/1/2016	53,400	128,300
David G. Antolik	age 65	84,400	79,100
David P. Ruddock	age 65	97,000	63,200
Ernest J. Draganza	age 65	66,600	48,900
David Z. Richards	N/A	N/A	N/A

(1) Mr. Kochvar was eligible to retire and receive 67.92% of his benefit payable on January 1, 2016 as described in "The Retirement Plan" above. Messrs. Brice, Antolik, Ruddock, and Draganza were not eligible for early retirement as of December 31, 2015, and are presented at what their respective benefit would be upon retirement at age 65 if they had terminated employment on December 31, 2015. Mr. Richards is not eligible to participate in the “Retirement Plan” since the defined benefit plan was closed to new participants prior to his hire date.
(2) The NEOs are married participants and must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the NEO became deceased prior to retiring, the NEO's surviving spouse would receive the amount shown for ten years commencing as of the date shown, reducing to 50% of the amount shown after ten years and continuing for the remainder of her lifetime.
(3) The NEO receives a lump sum payment upon retirement or termination as described above in the “Nonqualified Plan." The lump sum payment is determined as the present value of a ten-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the NEO's Nonqualified Plan deferred compensation account. Currently, the NEOs have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date, for the amount of their payments accrued prior to January 1, 2005. The NEOs individually elected a time and form of payment for payments accrued after December 31, 2004, as allowed by the Nonqualified Plan and permitted by Section 409A.
Severance, constructive termination and change in control. As described in the CD&A, during 2015, S&T had change in control agreements in effect with each of the NEOs. The agreement for Mr. Brice provided that he will receive (a) a lump sum payment of 300% of the sum of his base salary and target bonus and (b) a pro rated annual bonus (based on the NEO, target bonus) for the year of termination, payable in a lump sum if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within three years following a “change in control” (as defined above); or (3) he terminates his employment for “good reason” (as defined below) within three years following a change in control. Each agreement for the other NEOs provides that he will receive (a) a lump sum payment of 200% of the sum of his base salary and target bonus and (b) a prorated annual bonus (based on the NEO, target bonus) for the year of termination, payable in a lump sum if: (1) the NEO’s employment is involuntarily terminated without cause within six months preceding a change in control; (2) the NEO’s employment is involuntarily terminated without cause within two years following a “change in control” (as defined above); or (3) the NEO terminates his employment for “good reason” (as defined below) within two years following a change in control. Payments under the agreements shall be paid or provided (or commence to be paid or provided) within five (5) business days after the executive has satisfied the requirement that executive sign an irrevocable release of all claims against S&T, subject to a six-month delay for compliance with Section 409A, if necessary. (See “Tax Considerations” above). The CEO and NEOs who receive either 200% or 300% of their salary and target annual bonus in a change in control will also be subject to twelve (12) month non-competition and non-solicitation covenants. Each agreement provides that if the executive’s employment is terminated without cause, or terminates for good reason, within the three or two years of a change in control, as applicable for that particular executive, he will also receive payments equal to the amount of money required to maintain health benefits under COBRA. These additional benefits will continue for three years for the President and CEO and for two years for the other NEOs. Each agreement provides that, in the event any benefit received by a NEO in connection with a change in control or in connection with the termination of the NEO’s employment (whether pursuant to the agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax. The definition of “change in control,” as used in the change in control agreements, is fully described on page 30 of this Proxy Statement under the section “Change in Control.” In addition, unvested nonstatutory stock options would immediately vest and become exercisable, under the S&T Bancorp, Inc. 2003 Stock Incentive Plan and the 2014 Plan.
The following table provides the payments that each NEO would have received under his change in control agreement in the event of a without cause or good reason termination (as described above) upon a change in control of S&T at December 31, 2015:

Name	Multiple of Salary	Lump Sum Payment	Value of Vesting Nonstatutory Stock Options(1)	Payment in Lieu of Medical Coverage(2)	Total Value of Payments
Todd Brice	3X	$1,830,000	$0	$47,286	$1,877,286
Mark Kochvar	2X	655,000	0	20,532	675,532
David Antolik	2X	722,000	0	13,188	735,188
David Ruddock	2X	617,000	0	31,524	648,524
Ernest Draganza	2X	603,400	0	31,524	634,924
David Richards	2X	486,000	0	23,441	509,441

(1) All remaining stock options expired unexercised on December 19, 2015. No stock options are currently outstanding.
(2) The amount of money required to maintain health benefits under COBRA for two or three years, as applicable and in accordance with the terms of the executive’s change in control/severance agreement.
Death. Upon the death of an NEO, except for what is described above for termination due to retirement, there are no payments above the life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan.

RELATED PERSON TRANSACTIONS
Transactions with Related Parties
S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable loans with persons not related to S&T Bank. Such loans do not involve more than normal risk of collectability or present unfavorable features.
On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. The total investment by S&T Bank in 1992 was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Code Section 42 program. Messrs. Delaney (and affiliated parties) and Gatti (and affiliated parties), members of the S&T Board, each hold a one-third interest in RCL Partners, Inc.
During 2015, S&T Bank made payments of $301,818 to a company owned by Mr. Thomas A. Brice for the purchase of furniture and other furnishings for branch and loan production offices and operational centers. Mr. Thomas A. Brice’s son, Todd D. Brice, is a director and is employed by S&T and S&T Bank as President and Chief Executive Officer. Todd Brice earned $585,000 in salary and bonuses in 2015 as disclosed in the Summary Compensation Table on page 36.
During 2015, S&T Bank made payments of $174,662 to Ms. Toretti (and affiliated parties), a member of the S&T Board, for the lease of operations, branch and administrative facilities and parking spaces. On October 1, 1986, S&T Bank entered into an agreement to lease, from Ms. Toretti and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 at $12,763 per month providing for four five-year terms at the same terms and conditions of the original lease. The second renewal option will start October 1, 2016 at $13,401 per month, providing the same terms and conditions as the original lease. On December 29, 2010, S&T entered into a sublet agreement for parking spaces with Palladio, LLC, a related entity of Ms. Toretti, to lease 14 parking spaces for $9,818 from January 1, 2011 through September 15, 2011. On June 27, 2011, written consent was given by landlord to tenant to sublet the 14 spaces to S&T, effective September 16, 2012, for $14,280 per year, increasing $420 per year over the remaining five-year term. S&T prepaid $15,540 for parking spaces through September 15, 2015. S&T also paid $5,970 for snow removal for the leased parking spaces. Total payment for 2015 was $21,510. See also “Compensation Committee Interlocks and Insider Participation” on page 13.
Review, Approval or Ratification of Transactions with Related Persons
S&T has a written policy for the review, approval or ratification of transactions with Related Persons and Related Parties (collectively, the “Related Parties”). On an annual basis, each director and executive officer must submit a Director and Executive Officers’ Questionnaire (the “Questionnaire”) for the purpose of assisting in the administration of this policy. The Questionnaire requests the identification of the Related Parties.
Any person nominated to stand for election as a director must submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer must submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire must be submitted as soon as reasonably practicable following the appointment.
Directors and executive officers are expected to notify the CRO of any updates to the list of Related Parties. The CRO disseminates a Related Party master list as appropriate within S&T. The recipients of the master list utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.
The S&T Board has determined that the Nominating Committee is best suited to review and approve Related Party Transactions.

At each calendar year’s first regularly scheduled Nominating Committee meeting, management recommends Related Party Transactions to be entered into by S&T for that calendar year, including the proposed aggregate value of such transactions if applicable. In addition, the Nominating Committee reviews any previously approved or ratified Related Party Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration S&T’s contractual obligations, the Nominating Committee determines if it is in the best interests of S&T and its shareholders to approve or disapprove such proposed transactions or to continue, modify or terminate ongoing Related Party Transactions.
At each subsequently scheduled meeting, management updates the Committee as to any material change regarding approved Related Party Transactions.
In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Nominating Committee for approval or preliminarily entered into by management subject to consultation with the Nominating Committee Chairperson, and ratification by the Nominating Committee at the next scheduled meeting; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.
The Nominating Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions will be deemed to be pre-approved by the Nominating Committee:

1.	Any compensation paid to executive officers provided S&T’s Compensation Committee approved or recommended that the S&T Board approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.	Any transaction where the Related Party’s interest arises solely from ownership of Common Stock and all shareholders received the same benefit on a pro rata basis (e.g., dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 114 (“Communication with Audit Committees”). The Audit Committee reviewed and discussed the audited financial statements with management and the Independent Auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written communications from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.
The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.
Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:
Frank Palermo (Chairman); Jerry Hostetter; Jeffrey Grube and Frank Jones.
In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

SHAREHOLDER PROPOSALS
Any proposal that a shareholder of S&T intends to present at the 2017 S&T annual meeting of shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, on or before December 8, 2016. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting.
Notice to S&T of a shareholder director nomination submitted otherwise than pursuant to Rule 14a-8 must be submitted in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the date of the Annual Meeting, and the persons named in the proxies solicited by S&T’s Board for its 2017 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.
OTHER MATTERS
Management knows of no other matters to be brought before the Annual Meeting. In accordance with the S&T By-laws, no persons other than the Company’s nominees may be nominated for director election or elected at the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

Ernest J. Draganza Secretary
WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM . THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.
April 6, 2016

REVOCABLE PROXY
S&T BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
HELD ON MAY 16, 2016
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints David P. Ruddock and LaDawn D. Yesho or either of them, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Support Center, located at Indiana West Plaza, 2416 Philadelphia Street, Indiana, Pennsylvania, on May 16, 2016, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.
Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)

S&T BANCORP, INC. 800 PHILADELPHIA ST INDIANA, PA 15701
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com .

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STBA16
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

S&T BANCORP, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL”.	☐	☐	☐
1. ELECTION OF DIRECTORS TO SERVE TERMS EXPIRING IN 2016
Nominees:
01)	Todd D. Brice	08)	Jerry D. Hostetter
02)	John J. Delaney	09)	David L. Krieger
03)	Michael J. Donnelly	10)	James C. Miller
04)	William J. Gatti	11)	Frank J. Palermo, Jr.
05)	James T. Gibson	12)	Christine J. Toretti
06)	Jeffrey D. Grube	13)	Charles G. Urtin
07)	Frank W. Jones	14)	Steven J. Weingarten

Vote on Proposals – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.	For	Against	Abstain

2. TO RATIFY THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2016.	☐	☐	☐
3. TO APPROVE THE NON-BINDING PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS.	☐	☐	☐
TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Only shareholders of record as of the close of business on March 28, 2016 are entitled to notice of and to vote at such meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space on reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date